Exhibit 10.2

CUSIP Number: 608330AF3
LOAN AGREEMENT among MOHEGAN TRIBAL GAMING AUTHORITY,
as Borrower,
THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT,
as an additional party with respect to certain
representations, warranties and covenants
WELLS FARGO GAMING CAPITAL, LLC,
as Administrative Agent,
and
The Other Lenders Party Hereto
WELLS FARGO SECURITIES, LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
CREDIT SUISSE SECURITIES (USA) LLC,
and
BLACKSTONE ADVISORY PARTNERS L.P.,
as Joint Lead Arrangers and Joint Bookrunners
UBS SECURITIES LLC
and
BANK OF AMERICA, N.A.,
as Co-Syndication Agents
CREDIT SUISSE AG
and
BLACKSTONE ADVISORY PARTNERS L.P.,
as Co-Documentation Agents
Dated as of March 6, 2012

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms 14

1.02	Other Interpretive Provisions 52

1.03	Accounting Terms 53

1.04	Rounding 54

1.05	Times of Day 54

ARTICLE II	TERM LOAN FACILITY

2.01	Intentionally Omitted 54

2.02	Term Loans 54

2.03	Borrowing, Conversions and Continuations of Loans 54

2.04	Intentionally Omitted 56

2.05	Intentionally Omitted 56

2.06	Voluntary Prepayments of the Term Loans 56

2.07	Mandatory Payments and Prepayments; Repayment of Loans 56

2.08	Interest 58

2.09	Fees 59

2.10	Computation of Interest and Fees 59

2.11	Evidence of Debt 59

2.12	Payments Generally; Administrative Agent’s Clawback 60

2.13	Sharing of Payments by Lenders 61

2.14	Collateral 62

2.15	Intentionally Omitted 62

2.16	Defaulting Lenders 62

ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes 62

3.02	Illegality 63

3.03	Inability to Determine Rates 64

3.04	Increased Costs 64

3.05	Compensation for Losses 65

3.06	Increased Capital Requirements 66

3.07	Replacement of Lenders 66

3.08	Survival 66

ARTICLE IV	EFFECTIVENESS; CONDITIONS PRECEDENT TO BORROWING

4.01	Effectiveness; Conditions to Borrowing 66

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE TRIBE

5.01	Existence and Qualification; Power; Compliance With Laws 71

5.02	Authority; Compliance With Other Agreements and Instruments and Government Regulations 71

5.03	No Governmental Approvals Required 72

5.04	The Nature of Borrower 72

5.05	No Management Contract 72

5.06	Intentionally Omitted 73

5.07	Real Property 73

5.08	Intentionally Omitted 73

5.09	Binding Obligations 73

5.10	No Default 73

5.11	Disclosure 73

5.12	Gaming Laws 73

5.13	Intentionally Omitted 73

5.14	Arbitration 73

5.15	Recourse Obligations 74

5.16	No Pending Referendum 74

5.17	Allocation Plan 74

5.18	Indian Lands 74

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BORROWER

6.01	Existence, Qualification and Power 74

6.02	Authorization; No Contravention 75

6.03	Governmental Authorization; Other Consents 76

6.04	Binding Effect 76

6.05	Financial Statements; No Material Adverse Effect; No Internal Control Event 76

6.06	Litigation 77

6.07	No Default 77

6.08	Ownership of Property; Liens 77

6.09	Environmental Compliance 78

6.10	Insurance 78

6.11	Taxes 78

6.12	ERISA Compliance 78

6.13	Subsidiaries; Equity Interests 78

6.14	Margin Regulations; Investment Company Act 79

6.15	Disclosure 79

6.16	Compliance with Laws 79

6.17	Taxpayer Identification Number 80

6.18	Intangible Assets 80

6.19	Intentionally Omitted 80

6.20	Designated Senior Indebtedness 80

6.21	Real Property Underlying Mohegan Sun 80

6.22	Projections 80

6.23	Employee Matters 80

6.24	Security Interests 81

6.25	Arbitration 81

6.26	Deposit Accounts 81

6.27	Tax Shelter Regulations 81

6.28	No Licensure Required 81

6.29	Foreign Assets Control, Etc 82

ARTICLE VII	COVENANTS OF THE TRIBE

7.01	Continual Operation of Mohegan Sun 82

7.02	Remittance of Available Cash Flow 82

7.03	Sovereign Immunity; Jurisdiction and Venue 82

7.04	The Lease and the Landlord Consent 83

7.05	Preservation of Existence; Operation 83

7.06	Ownership of Mohegan Sun 83

7.07	Prohibited Transactions 83

7.08	Amendments to Certain Documents 83

7.09	Impairment of Contracts; Imposition of Governmental Charges 83

7.10	Segregation of Authority Property 84

7.11	Trust Property 84

7.12	Liens on Authority Property 84

7.13	Bankruptcy Matters; Etc 84

7.14	Impairment of Contracts 85

ARTICLE VIII	AFFIRMATIVE COVENANTS OF BORROWER

8.01	Financial Statements 85

8.02	Certificates; Other Information 86

8.03	Notices 88

8.04	Payment of Obligations 90

8.05	Preservation of Existence, Etc 90

8.06	Maintenance of Properties 90

8.07	Maintenance of Insurance 90

8.08	Compliance with Laws 91

8.09	Books and Records 92

8.10	Inspection Rights 92

8.11	Use of Proceeds 92

8.12	Hazardous Materials Laws 92

8.13	Deposit and Brokerage Accounts 93

8.14	Continual Operation of Mohegan Sun 93

8.15	Future Subsidiaries and Collateral 93

8.16	Amendments to Mortgages 94

8.17	Post-Closing Covenants 94

ARTICLE IX	NEGATIVE COVENANTS

9.01	Liens 95

9.02	Investments 96

9.03	Indebtedness 97

9.04	Fundamental Changes 100

9.05	Dispositions of Property Associated with Mohegan Sun 101

9.06	Distributions 101

9.07	Change in Nature of Business 102

9.08	Transactions with Affiliates 103

9.09	Prepay Other Obligations 103

9.10	Burdensome Agreements 104

9.11	Use of Proceeds 104

9.12	Authority Expenditures 105

9.13	Financial Covenants 105

9.14	Hostile Tender Offers 105

9.15	Intentionally Omitted 106

9.16	WNBA Subsidiary Operations and Indebtedness 106

9.17	Capital Expenditures 106

9.18	Voluntary Reductions of Commitments 106

9.19	Swap Agreements 106

ARTICLE X	EVENTS OF DEFAULT AND REMEDIES

10.01	Events of Default 107

10.02	Remedies Upon Event of Default 110

10.03	Application of Funds 111

ARTICLE XI	ADMINISTRATIVE AGENT

11.01	Appointment and Authority 112

11.02	Rights as a Lender 112

11.03	Exculpatory Provisions 112

11.04	Reliance by Administrative Agent 113

11.05	Delegation of Duties 114

11.06	Resignation of Administrative Agent 114

11.07	Non-Reliance on Administrative Agent and Other Lenders 115

11.08	No Other Duties, Etc 115

11.09	Administrative Agent May File Proofs of Claim 115

11.10	SNDA’s 116

11.11	Collateral and Guaranty Matters 116

11.12	Intercreditor Agreements 116

ARTICLE XII	MISCELLANEOUS

12.01	Amendments, Etc 117

12.02	Notices; Effectiveness; Electronic Communication 118

12.03	No Waiver; Cumulative Remedies 120

12.04	Expenses; Indemnity; Damage Waiver 120

12.05	Payments Set Aside 122

12.06	Successors and Assigns 123

12.07	Treatment of Certain Information; Confidentiality 128

12.08	Right of Setoff 129

12.09	Interest Rate Limitation 129

12.10	Counterparts; Integration; Effectiveness 130

12.11	Survival of Representations and Warranties 130

12.12	Severability 130

12.13	Replacement of Lenders 130

12.14	Governing Law 131

12.15	Arbitration Reference 131

12.16	PURPORTED ORAL AMENDMENTS 132

12.17	WAIVER OF RIGHT TO TRIAL BY JURY 133

12.18	WAIVER OF SOVEREIGN IMMUNITY; CONSENT TO JURISDICTION 133

12.19	Lender Covenant 134

12.20	PREJUDGMENT REMEDY WAIVER 135

12.21	No Advisory or Fiduciary Responsibility 135

12.22	USA PATRIOT Act Notice 136

12.23	Time of the Essence 136

12.24	Designation as Senior Debt 136

12.25	ENTIRE AGREEMENT 137

12.26	Release of Liens and Guaranty 137

12.27	Gaming Law Limitations 137

12.28	Section 81 Compliance 138

SCHEDULES
2.02    Term Loans and Applicable Percentages
5.07     Mohegan Sun Real Property and Lahaniatis Property
6.06    Litigation
6.09    Environmental Matters
6.13    Subsidiaries; Other Equity Investments
6.21A Pocono Downs Real Property
6.21B    Mohegan Golf Real Property
6.26    Operating Accounts and Operating Account Exclusions
8.17    Pro Forma Title Policy for Leasehold Mortgage
9.01    Existing Liens
9.03    Existing Indebtedness
9.10    Burdensome Agreements
12.02    Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
Form of

A	Assignment and Assumption

B	Compliance Certificate

C	Loan Notice

D	Form of SNDA

E	Term Loan Note

F	First Lien Intercreditor Agreement

G	General Intercreditor Agreement

LOAN AGREEMENT
This LOAN AGREEMENT is entered into as of March 6, 2012, among THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT, a federally recognized Indian Tribe and Native American sovereign nation (the “Tribe”), the MOHEGAN TRIBAL GAMING AUTHORITY, a governmental instrumentality of the Tribe (the “Borrower”), each lender from time to time party hereto (the “Lenders”) and WELLS FARGO GAMING CAPITAL, LLC, as Administrative Agent. WELLS FARGO SECURITIES, LLC (“WFS”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CREDIT SUISSE SECURITIES (USA) LLC and BLACKSTONE ADVISORY PARTNERS L.P. have each been given the title of joint lead arranger and joint bookrunner in connection with this Agreement. UBS SECURITIES LLC and BANK OF AMERICA, N.A. have been given the title of co-syndication agents in connection with this Agreement. CREDIT SUISSE AG and BLACKSTONE ADVISORY PARTNERS L.P. have been given the title of co-documentation agents in connection with this Agreement.
RECITALS
A.    The Borrower has requested that the Lenders provide the credit facility set forth in this Agreement to the Borrower.
B.    The Lenders are willing to provide such credit facility upon the terms and subject to the conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Swap Counterparties” mean counterparties to Swap Contracts entered into by Borrower who are (a) Lenders, (b) Affiliates of Lenders, (c) lenders party to the First Out Loan Agreement, (d) Affiliates of lenders party to the First Out Loan Agreement or (e) on an unsecured basis, other Persons which have investment grade status (BBB- as rated by S&P or Baa3 as rated by Moody’s).
“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent. In such capacity, Wells Fargo is also acting as collateral agent for each Affiliate of a Lender party to a Secured Swap Contract.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02 attached hereto, or such other address or account as the Administrative Agent may from time to time designate by notice to Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent
“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct, or cause the direction of, management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Affiliated Lender” means a Lender that is an Affiliate of a Loan Party (including the Tribe but excluding any other Loan Party).
“Agreement” means this Loan Agreement, as it may from time to time be supplemented, modified, amended, restated or extended.
“Allocation Plan” means the Mohegan Tribal Gaming Revenue Allocation Plan, last amended as of July 29, 2010, as such plan may be amended or succeeded from time to time, approved by the Bureau of Indian Affairs on July 29, 2010, relating to the application, distribution or use of revenues from class II and class III gaming (as defined in IGRA).
“Annualized EBITDA” means, as of each date of determination, EBITDA for the period of four Fiscal Quarters ending on that date.
“Anti-Terrorism Law” means each of: (a) Executive Order No. 13224; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Section 1956; and (d) any other Law now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.
“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate outstanding principal amount of the Term Loans held by such Lender at such time. The initial Applicable Percentage of each Lender in respect of the Term Loans is set forth opposite the name of such Lender on Schedule 2.02 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means (a) with respect to Eurodollar Rate Loans, 7.50% and (b) with respect to Base Rate Loans, 6.50%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means, an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its consolidated subsidiaries for the Fiscal Year ended September 30, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of Borrower and its consolidated subsidiaries, including the notes thereto.
“Authority Property” means any and all now owned or hereafter acquired real, mixed and personal Property of Borrower (whether or not otherwise designated as property of Borrower) and its Restricted Subsidiaries which is reflected on the balance sheet described in Section 6.05 or any subsequent balance sheet hereafter delivered by Borrower to the Administrative Agent or the Lenders in connection herewith. “Authority Property” in any event includes, without limitation, (a) Mohegan Sun and Pocono Downs, (b) all gaming revenues of Borrower and all gaming and other revenues of its Restricted Subsidiaries, and (c) all tangible Property located within the area described on Schedules 5.07, 6.21A and 6.21B, provided that neither (i) the Property of the WNBA Subsidiary and Borrower’s ownership interests in the WNBA Subsidiary, (ii) the Property of any Unrestricted Subsidiaries, nor (iii) the Pennsylvania Tax Revenues, shall be considered to be Authority Property. It is expressly understood and agreed that assets and operations of Unrestricted Subsidiaries or other Persons shall not be considered to be Authority Property merely by reason of their inclusion in consolidated or consolidating financial statements of Borrower, but Borrower shall provide the Administrative Agent and the Lenders with appropriate breakouts of such Unrestricted Subsidiaries’ financial position and results of operations in connection with financial statements delivered hereunder.
“Authorizing Resolutions” means (a) as to the Tribe, Resolution No. 2012-29 of the Tribal Council dated March 2, 2012 and (b) as to Borrower, Resolution No. 2012-05 of the Management Board dated March 2, 2012.

“Available Cash Flow” means, for any calendar month (a) EBITDA for that month, minus (b) the amount of Maintenance Capital Expenditures made during that month, minus (c) any principal repayments with respect to Indebtedness (including Capital Leases) required to be made during that period in cash (other than any such principal payments required in respect of Public/Refinancing Indebtedness and other than repayments hereunder other than pursuant to Section 2.07(c)), minus (d) the amount of cash Interest Charges during that month, and minus (e) (without duplication) the aggregate amount, if any, of federal and state taxes on, or measured by, income of Borrower and its Restricted Subsidiaries (whether or not payable during that period, and excluding any amount payable to the State of Connecticut under the Compact).
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on the Business Day prior to such day plus 1.50%, (b) the Eurodollar Rate that would then be applicable to a new Eurodollar Rate Loan with a one month Interest Period (resetting daily) plus 1.50% and (c) the Prime Rate.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 8.02.
“Borrowing” means the borrowing of Term Loans on the Closing Date pursuant to Section 2.02.
“Bureau of Indian Affairs” means the United States Department of the Interior, Bureau of Indian Affairs, and each successor agency.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Cap Reduction Percentage” means, with respect to any Non-Pocono Disposition, (a) 50% if the Senior Credit Facility Leverage Ratio was less than 1.00:1.00 as of the end of both of the two Fiscal Quarters that immediately preceded the closing of such Non-Pocono Disposition for which financial statements have been delivered pursuant to Section 8.01(a) or 8.01(b) and (b) otherwise, 75%.
“Capital Expenditure” means any expenditure that is considered a capital expenditure under GAAP, including any amount that is required to be treated as an asset subject to a Capital Lease.
“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP (or should be so recorded in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or if such Statement is not then in effect, such other Statement of the Financial Accounting Standards Board as may be applicable.
“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:
(a)    Government Securities due within one year after the date of the making of the Investment;
(b)    readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State given on the date of such investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by S&P or AA by Fitch, Inc., in each case due within one year after the date of the making of the Investment;
(c)    certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, any Lender or any other bank, savings and loan or savings bank doing business in and incorporated under the Laws of the United States of America or any State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, in each case due within one year after the date of the making of the Investment;
(d)    certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the making of the Investment; and
(e)    readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof given on the date of such Investment the highest credit rating by Moody’s Investors Service, Inc. and S&P, in each case due within 270 days after the date of the making of the Investment.
“Catch-Up Amount” means Distributions to the Tribe in an amount not to exceed $2,949,933.08.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority or (d) the existence or occurrence of circumstances affecting the Designated Market generally that are beyond the reasonable control of the Lenders; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the first Business Day on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 12.01.
“Co-Documentation Agents” means Credit Suisse AG and Blackstone Advisory Partners L.P.
“Co-Syndication Agents” means UBS Securities LLC and Bank of America, N.A.
“Code” means the Internal Revenue Code of 1986 as at any time amended.
“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, each Deposit Account Agreement, the Leasehold Mortgage, the Pocono Downs Mortgages, the Mohegan Golf Mortgage and any other pledge agreement, hypothecation agreement, security agreement, assignment, deed of trust, mortgage or similar instrument executed by Borrower or a Restricted Subsidiary in favor of the Administrative Agent or any Creditor to secure the Obligations.
“Commission” means the National Indian Gaming Commission.
“Compact” means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to IGRA, dated May 17, 1994, together with that certain Memorandum of Understanding dated May 17, 1994, as such may be amended.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B.
“Computation Date” has the meaning set forth in section 1.148-1(b) of the Tax Regulations.
“Constitution” means the Constitution of the Tribe adopted by the Tribe and ratified by the Tribe’s members by Tribal Referendum dated April 12, 1996, as amended August 10, 2002, as amended September 6, 2003, as amended May 2, 2004, as amended November 30, 2007, as it may be amended from time to time.

“Contingent Obligation” means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) contractual assurance (not arising solely by operation of Law) given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person including without limitation any “keep-well”, “take-or-pay” or “through put” agreement or arrangement. As of each date of determination, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.
“Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Creditors” means, collectively, the Administrative Agent, the Lenders and to the extent of the obligations under any Secured Swap Contract each Affiliate of a Lender which at any time enters into a Secured Swap Contract.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) two percent per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent per annum.
“Defaulting Lender” means any Lender that, as determined by the Administrative Agent, has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law, (b) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (c) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Deposit Account Agreement” means a control agreement among Borrower or a Restricted Subsidiary, as applicable, the Administrative Agent and the depositary for each Operating Account and, if applicable, the First Out Agent, the Exchange Second Lien Notes Collateral Agent, the Existing Second Lien Notes Collateral Agent and the Exchange Third Lien Notes Collateral Agent, in a form reasonably acceptable to the Administrative Agent and complying with the limitation in Section 12.27.
“Designated Market” means, for any Eurodollar Rate Loan, the London Eurodollar Market, provided that if the Administrative Agent determines that the London Eurodollar Market is unavailable or reasonably inconvenient, “Designated Market” means such other offshore market for deposits in dollars as the Administrative Agent may reasonably designate.
“Designated Person” means any Person who (i) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation, (ii) (A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order No. 13224 or any related legislation or any other similar executive order(s) or (B) engages in any dealings or transactions prohibited by Section 2 of Executive Order No. 13224 or is otherwise associated with any such Person in any manner violative of Section 2 of Executive Order No. 13224 or (iii) is (X) an agency of the government of a country, (Y) an organization controlled by a country, or (Z) a Person resident in a country, that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.
“Discharge of Loan Agreement Obligations” has the meaning given to that term in the First Lien Intercreditor Agreement.
“Disposition” or “Dispose” means the sale, transfer or other disposition of Authority

Property in any single transaction or series of related transactions of any individual asset, or group of related assets, that has or have at the date of the Disposition a book value or fair market value (which shall be deemed to be equal to the sales price for such asset or assets upon a sale to a Person that is not an Affiliate of the Tribe) of $10,000,000 or more, other than (i) the sale or other disposition of inventory in the ordinary course of business, (ii) the sale or other disposition of equipment or other personal property that is replaced by equipment or personal property, as the case may be, performing substantially the same function not later than ninety days after such sale or disposition, (iii) the sale or other disposition of obsolete equipment or superseded or worn-out assets, and (iv) any sale or other disposition to Borrower or any of its Restricted Subsidiaries.
“Distribution” means (a) any transfer of cash or other Property from Borrower or any of its Restricted Subsidiaries, or from any account of Borrower or any of its Restricted Subsidiaries to the Tribe or any of its members or Outside Affiliates or to their respective accounts (but not the making of arm’s length payments for goods and services provided by the Tribe, its members or any of its Affiliates to Borrower or any of its Restricted Subsidiaries in the manner contemplated by Section 9.08), (b) any retirement, redemption, prepayment of principal, purchase or other acquisition for value by Borrower or any of its Restricted Subsidiaries of any Securities or other obligations of the Tribe or any of its Outside Affiliates (or of any other Person to the extent that such Securities or other obligations are guaranteed by the Tribe or any of its Outside Affiliates), (c) the declaration or payment by Borrower or any of its Restricted Subsidiaries of any dividend or distribution to the Tribe or any of its members or any of its Outside Affiliates in cash or in Property (but not the making of arm’s length payments for goods and services provided by the Tribe, its members or any of its Affiliates to Borrower or any of its Restricted Subsidiaries in the manner contemplated by Section 9.08), (d) any Investment (whether by means of loans, advances or otherwise) by Borrower or any of its Restricted Subsidiaries in Securities or other obligations of the Tribe or any of its Outside Affiliates, or (e) any other payment, assignment or transfer, whether in cash or other Property, from Borrower or any of its Restricted Subsidiaries to the Tribe or any of its members or Outside Affiliates, including the payment of any tax, fee, charge or assessment imposed by the Tribe on Borrower, its Restricted Subsidiaries, their revenues or the Authority Property; provided that none of (A) the making of payments by Borrower or any of its Restricted Subsidiaries to the Tribe or any of its Affiliates or members in consideration of goods and services provided to Borrower or any of its Restricted Subsidiaries by the Tribe or its Affiliates or members in the ordinary course of business, (B) the provision of services by Borrower or any of its Restricted Subsidiaries to the Tribe, its members or any of its Affiliates in the ordinary course of business in exchange for reasonable consideration to Borrower or any of its Restricted Subsidiaries, (C) payments under the Lease, (D) taxes and other charges permitted pursuant to Section 7.09(b), (E) assessment by the Tribe against Borrower or any of its Restricted Subsidiaries of the regulatory costs and expenses of the Tribe associated with Borrower or any of its Restricted Subsidiaries or (F) Investments in Unrestricted Subsidiaries or joint ventures of Borrower and its Restricted Subsidiaries otherwise permitted hereunder, including pursuant to Sections 9.02 and 9.08, shall be considered Distributions.
“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period, for Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to, without duplication, (a) Net Income for that period, plus (b) Interest Charges to the extent deducted in determining such Net Income, plus (c) the aggregate amount, if any, of federal and state taxes on or measured by income of Borrower and its Restricted Subsidiaries (whether or not payable during that period, and excluding any amount payable to the State of Connecticut under the Compact) to the extent deducted in determining such Net Income, plus (d) depreciation and amortization of Borrower and its Restricted Subsidiaries to the extent deducted in determining such Net Income, plus (e) accretion expense with respect to the relinquishment liability, relinquishment liability re-assessments and all similar obligations of Borrower and its Restricted Subsidiaries under the Relinquishment Agreement, in each case to the extent deducted in determining such Net Income, plus (f) to the extent deducted in determining Net Income, the premium and related costs of tender offers, exchange offers and consent solicitations in connection with the repayment or refinancing of Indebtedness (including all such costs associated with the transactions contemplated by the Offering Memoranda) and the associated write off of unamortized debt issuance costs, in each case determined in accordance with GAAP, plus (g) Pre-Opening Expenses for that period, minus (h) relinquishment fees earned under the Relinquishment Agreement during that period.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.
“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.
“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum (rounded upward if necessary to the nearest 1/100 of one percent) determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,
“Eurodollar Base Rate” means, for such Interest Period, the greater of (i) 1.50% and (ii) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) (rounded upward if necessary to the nearest 1/100 of one percent) , as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest

Period) with a term equivalent to such Interest Period. If such rate in clause (ii) above is not available at such time for any reason, then such rate for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Wells Fargo Bank, National Association and with a term equivalent to such Interest Period would be offered by Wells Fargo Bank, National Association’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Eurodollar Rate Loan” means each Loan that bears interest at a rate based on the Eurodollar Rate.
“Event of Default” has the meaning specified in Section 10.01.
“Excess Cash Flow” means, for any Fiscal Year, without duplication, (a) EBITDA for such Fiscal Year; minus,
(b) the sum (for such Fiscal Year) of:
(i)     Interest Charges actually paid in cash by Borrower and its Subsidiaries,
(ii)     the sum of (x) cash Maintenance Capital Expenditures incurred by Borrower and its Restricted Subsidiaries during such Fiscal Year (to the extent permitted under Section 9.17) plus (y) other cash Capital Expenditures incurred by Borrower and its Restricted Subsidiaries during such Fiscal Year but not to exceed $30,000,000 in the aggregate after the Closing Date (to the extent permitted under Section 9.17); provided that in no event shall more than $50,000,000 be subtracted from EBITDA in the calculation of “Excess Cash Flow” pursuant to this clause (ii) for any Fiscal Year,
(iii)     cash payments of Priority Distributions,
(iv)     scheduled principal repayments, to the extent actually made, of First Out Obligations and of Capital Lease obligations,

(v)     voluntary prepayments of First Out Obligations consisting of term loans, voluntary reductions of revolving credit commitments (minus increases in revolving credit commitments) and voluntary prepayments of Term Loans,
(vi)     any cash repayments, prepayments, redemptions or repurchases of Interim Maturities, whether or not at their stated maturity,
(vii)     state or federal income taxes paid (or to be paid) in cash by Borrower and its Restricted Subsidiaries on a consolidated basis with respect to such Fiscal Year; provided, that with respect to any such amounts to be paid after the close of such Fiscal Year, (i) any amount so deducted shall not be deducted again in calculating Excess Cash Flow for a subsequent Fiscal Year, and (ii) appropriate reserves shall have been established in accordance with GAAP,
(viii)     cash costs incurred during such Fiscal Year in respect of (A) Pre-Opening Expenses and (B) expenses in connection with the issuance, incurrence, prepayment, refinancing, redemption or repurchase of Indebtedness of Borrower or any of its Restricted Subsidiaries (to the extent permitted pursuant to this Agreement), and
(ix)    the aggregate consideration paid in cash during such Fiscal Year in respect of Investments permitted under Section 9.02(f); provided, that in no event shall more than $35,000,000 in the aggregate after the Closing Date be subtracted from EBITDA in the calculation of “Excess Cash Flow” pursuant to this clause (ix); plus
(c)     the sum (for such Fiscal Year) of all amounts referred to in clauses (b)(ii), (iii), (iv), (v), (vi) or (ix) above to the extent funded with the proceeds of the issuance or incurrence of Indebtedness (excluding proceeds of the Revolving Loans (as defined in the First Out Loan Agreement)), the proceeds of the sale or issuance of equity interests or the proceeds of, any sale, transfer or other disposition to any person other than a Subsidiary of any asset or assets (or insurance proceeds or other compensation arising from any loss, damage, destruction or condemnation of any asset or assets); plus or minus, as the case may be,
(d)     any extraordinary or non-recurring cash items excluded from Net Income and any cash tax refunds, cash pension plan reversions, indemnity payments, purchase price adjustments or other similar cash items (but, excluding, for the avoidance of doubt, any Net Cash Proceeds resulting from an Extraordinary Receipt that are reinvested as permitted under Section 2.07(g)).
“Excess Parcel” has the meaning specified in the definition of Permitted Pocono Transaction.
“Exchange Second Lien Indenture” means an indenture governing the Exchange Second Lien Notes between Borrower and the Exchange Second Lien Notes Trustee in a form reflecting substantially the terms set forth in the Offering Memoranda, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Exchange Second Lien Notes” means Senior Secured Notes issued by Borrower under the Exchange Second Lien Indenture and pursuant to an exchange offer for Indebtedness of Borrower under the Existing Second Lien Indenture.
“Exchange Second Lien Notes Collateral Agent” means U.S. Bank National Association, in its capacity as collateral agent in respect of the Exchange Second Lien Indenture.
“Exchange Second Lien Notes Trustee” means U.S. Bank National Association, in its capacity as trustee in respect of the Exchange Second Lien Indenture.
“Exchange Senior Subordinated Indenture” means an indenture governing the Exchange Senior Subordinated Notes between Borrower and the Exchange Senior Subordinated Notes Trustee in a form reflecting substantially the terms set forth in the Offering Memoranda, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.
“Exchange Senior Subordinated Notes” means Senior Subordinated Notes issued by Borrower pursuant to the Exchange Senior Subordinated Indenture and pursuant to an exchange offer for Indebtedness of Borrower under the Existing 2014 Indenture and the Existing 2015 Indenture.
“Exchange Senior Subordinated Notes Trustee” means U.S. Bank National Association, in its capacity as trustee in respect of the Exchange Senior Subordinated Indenture.
“Exchange Third Lien Indenture” means an indenture governing the Exchange Third Lien Notes between Borrower and the Exchange Third Lien Notes Trustee in a form reflecting substantially the terms set forth in the Offering Memoranda, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.
“Exchange Third Lien Notes” means Senior Secured Notes issued by Borrower under the Exchange Third Lien Indenture and pursuant to an exchange offer for Indebtedness of Borrower under the Existing Senior Indenture and the Existing 2012 Indenture.
“Exchange Third Lien Notes Collateral Agent” means U.S. Bank National Association, in its capacity as collateral agent in respect of the Exchange Third Lien Indenture.
“Exchange Third Lien Notes Trustee” means U.S. Bank National Association, in its capacity as trustee in respect of the Exchange Third Lien Indenture.
“Existing Second Lien Indenture” means the indenture dated as of October 26, 2009 among Borrower, the Tribe and U.S. Bank National Association, as Trustee, in respect of Borrower’s $200,000,000 principal amount of 11 1/2% Second Lien Notes due 2017, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

“Existing Second Lien Notes Collateral Agent” means U.S. Bank National Association, in its capacity as collateral agent in respect of the Existing Second Lien Indenture.
“Existing Second Lien Notes Trustee” means U.S. Bank National Association, in its capacity as trustee in respect of the Existing Second Lien Indenture.
“Existing Senior Indenture” means the indenture dated as of February 8, 2005 among Borrower, the Tribe and Wachovia Bank, National Association, as Trustee, in respect of Borrower’s $250,000,000 principal amount of 6 1/8% Senior Notes due 2013, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.
“Existing Senior Subordinated Indentures” means, collectively, the Existing 2012 Indenture, the Existing 2014 Indenture and the Existing 2015 Indenture.
“Existing 2012 Indenture” means the indenture dated as of February 20, 2002 between Borrower and State Street Bank and Trust Company, as Trustee, in respect of Borrower’s $250,000,000 principal amount of 8% Senior Subordinated Notes due 2012, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.
“Existing 2014 Indenture” means the indenture dated as of August 3, 2004 between Borrower and U.S. Bank, National Association, as Trustee, in respect of Borrower’s $225,000,000 principal amount of 7 1/8% Senior Subordinated Notes due 2014, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.
“Existing 2015 Indenture” means the indenture dated as of February 8, 2005 between Borrower and U.S. Bank National Association, as Trustee, in respect of Borrower’s $150,000,000 principal amount of 6 7/8% Senior Subordinated Notes Due 2015, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.
“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business (i) consisting of proceeds of casualty insurance in respect of a covered loss thereunder (it being understood, for the avoidance of doubt, that proceeds of business interruption insurance shall not constitute “Extraordinary Receipts”) or (ii) received as a result of the taking of any assets of Borrower or any Restricted Subsidiary by any Person pursuant to the power of eminent domain, condemnation or otherwise.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo Bank, National Association on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” shall mean, collectively, (a) the letter agreement dated as of January 9, 2012 among the Borrower, the Administrative Agent and WFS regarding certain fees payable to the Administrative Agent and WFS as expressly indicated therein and (b) any other fee letter, mandate letter or commitment letter executed after the Closing Date by one or more Loan Parties and the Administrative Agent and/or WFS in connection with this Agreement.
“FIRREA” means the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989 as at any time amended.
“First Lien Intercreditor Agreement” means a First Lien Intercreditor Agreement among the Administrative Agent and the First Out Agent in substantially the form of Exhibit F, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.
“First Lien Leverage Ratio” means, as of each date of determination, the ratio of (a) the aggregate amount of Total Debt as of that date under this Agreement and the First Out Loan Agreement, to (b) Annualized EBITDA determined as of that date.
“First Out Agent” means Bank of America, N.A. as administrative and collateral agent under the First Out Loan Documents, or any successor administrative and/or collateral agent, whether under the First Out Loan Agreement or any refinancing thereof.
“First Out Cap Amount” means, on any date, (a) $500,000,000 minus (b) principal amortization of the First Out Term Loans required as set out in the First Out Loan Agreement as in effect on the date hereof (whether or not refinanced) through such date, minus (c) with respect to each Non-Pocono Disposition that has occurred on or prior to such date, an amount equal to the Cap Reduction Percentage of any mandatory prepayment of the principal of term loans and any mandatory reduction of revolving credit commitments required to be made under the First Out Loan Agreement as in effect on the date hereof (whether or not refinanced) as a result of such Non-Pocono Disposition, minus (d) an amount equal to 100% of all mandatory prepayments of the principal of term loans and mandatory reductions of revolving credit commitments required to be made under the First Out Loan Agreement as in effect on the date hereof (whether or not refinanced) through such date, excluding prepayments and commitment reductions (x) resulting from a refinancing permitted under the First Lien Intercreditor

Agreement and (y) prepayments and commitment reductions described in clauses (b) and (c) above (but, for the avoidance of doubt, including prepayments and commitment reductions required to be made as a result of a Pocono Disposition).
“First Out Loan Agreement” means the Fourth Amended and Restated Loan Agreement, dated as of March 6, 2012, by and among the Borrower, the Tribe, the lenders party thereto and Bank of America, N.A. as administrative agent, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended, and any credit agreement or indenture refinancing such loan agreement to the extent otherwise permitted hereunder.
“First Out Loan Documents” has the meaning given to the term “Loan Documents” in the First Out Loan Agreement (or any comparable term in any successor agreement).
“First Out Obligations” has the meaning given to the term “Obligations” in the First Out Loan Agreement (or any comparable term in any successor agreement).
“Fiscal Quarter” means the Fiscal Quarter of Borrower consisting of a three month fiscal period ending on each March 31, June 30, September 30 and December 31.
“Fiscal Year” means the fiscal year of Borrower consisting of a twelve month fiscal period ending on each September 30.
“Fixed Charge Coverage Ratio” means, as of each date of determination, the ratio of:
(a)    Annualized EBITDA determined as of that date minus (i) the aggregate amount of any taxes on or measured by consolidated income of Borrower and its Restricted Subsidiaries for that period (whether or not payable during that period, and excluding any amount payable to the State of Connecticut under the Compact) to the extent not otherwise deducted in determining EBITDA, (ii) Distributions made by Borrower during the period to the extent that such Distributions are not expenditures which have been deducted in computing EBITDA for the four relevant Fiscal Quarters, and (iii) Maintenance Capital Expenditures made during that period; to
(b)    the sum of (i) Interest Charges to the extent payable in cash by Borrower or a Restricted Subsidiary during that period, plus (ii) any principal repayments by Borrower or a Restricted Subsidiary with respect to Indebtedness (including Capital Leases) required to be made during that period in cash (other than any such principal payments required in respect of Public/Refinancing Indebtedness and principal payments required in respect of the First Out Obligations (except in respect of scheduled amortization thereon) and the Loans).
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition,

the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Gaming Authority Ordinance” means Chapter 2, Article II of the Mohegan Tribe Code, also known as Ordinance No. 95-2 of the Tribe, as enacted on July 15, 1995.
“Gaming Board” means, collectively, (a) the Mohegan Tribal Gaming Commission, (b) the Connecticut Division of Special Revenue, (c) the Commission, and (d) any other Governmental Authority that holds licensing or permit authority over gambling, gaming or casino activities conducted by the Tribe or Borrower within its jurisdiction.
“Gaming Laws” means IGRA, the Gaming Ordinance, the Gaming Authority Ordinance and all other Laws pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming or casino activities conducted by the Tribe or Borrower within its jurisdiction.
“Gaming Ordinance” means Chapter 2, Article III of the Mohegan Tribe Code, also known as Ordinance 94-1 of the Tribe, as enacted on July 28, 1994.
“General Intercreditor Agreement” means an Amended and Restated Collateral Agency and Intercreditor Agreement among Borrower, the Tribe, certain Subsidiaries of Borrower, the Administrative Agent, the First Out Agent, the Exchange Second Lien Notes Trustee, the Exchange Second Lien Notes Collateral Agent, the Existing Second Lien Notes Trustee, the Existing Second Lien Notes Collateral Agent, the Exchange Third Lien Notes Trustee and the Exchange Third Lien Notes Collateral Agent in substantially the form of Exhibit G, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.
“Government Securities” means readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America.
“Governmental Authority” means the government of the United States, the Tribe or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantors” means, collectively, the Pocono Downs Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC, MTGA Gaming, LLC and each other Restricted Subsidiary of Borrower.
“Guaranty” means the Guaranty of the Obligations of even date herewith executed by the Pocono Downs Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC MTGA Gaming, LLC and each future Restricted Subsidiary of Borrower that may hereafter join such agreement, as it may from time to time be supplemented, modified, amended, restated or extended.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hazardous Materials Laws” means all federal, tribal, Connecticut state or local laws, ordinances, rules or regulations governing the disposal of Hazardous Materials, to the extent applicable.
“IGRA” means the federal Indian Gaming Regulatory Act of 1988, as amended, codified at 25 U.S.C. § 2701, et seq.
“Included Taxes” has the meaning provided in Section 3.01(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    the net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)    all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but only to the extent of the lesser of (i) the outstanding principal amount of the obligation (or, with respect to any letter of credit, the amount available for drawing thereunder), and (ii) the fair market value of the assets so subject to the Lien;
(f)    Capital Leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Contingent Obligations of such Person in respect of any of the foregoing;
provided, that the obligations of Borrower under the Relinquishment Agreement shall not be treated as Indebtedness except to the extent that the same are not paid when due.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The Tribe’s Indebtedness in respect of the Tax Exempt Bonds outstanding as of the Closing Date and the obligations of the Borrower under the Priority Distribution Agreement do not constitute Indebtedness.
“Indemnitees” has the meaning specified in Section 12.04(b).
“Information” has the meaning specified in Section 12.07.

“Initial Tribal Entities” has the meaning specified in the definition of “Tribal Entity”.
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement, the General Intercreditor Agreement and any other intercreditor agreement entered into by the Administrative Agent and any other creditor of the Loan Parties.
“Interest Charges” means, with respect to any fiscal period, the sum of (a) all interest, fees, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that is treated as interest in accordance with GAAP, plus (b) the portion of rent payable with respect to that fiscal period under Capital Leases that should be treated as interest in accordance with GAAP; provided however, that the premium and related costs of tender offers and consent solicitations permitted in connection with the permitted prepayment, refinancing, repurchase or redemption of Indebtedness and the associated write off of unamortized debt issuance costs (including all such costs incurred in connection with the transactions described in the Offering Memoranda) shall not be considered to be “Interest Charges.”
“Interest Differential” means, with respect to any prepayment of a Eurodollar Rate Loan on a day other than the last day of the applicable Interest Period and with respect to the failure to borrow a Eurodollar Rate Loan on the date or in the amount specified in a Loan Notice, (a) the per annum interest rate payable pursuant to Section 2.08(a)(i) with respect to that Eurodollar Rate Loan as of the date of the prepayment or failure to borrow, minus (b) the Eurodollar Base Rate on or as near as practicable to the date of the prepayment or failure to borrow for a Eurodollar Rate Loan commencing on such date and ending on the last day of the applicable Interest Period; provided that if the Eurodollar Base Rate so prescribed is equal to or within 1/8% less than the Eurodollar Base Rate for the Eurodollar Rate Loan that was prepaid or not borrowed, then 1/8 of 1% shall be subtracted from the Eurodollar Base Rate so prescribed. The determination of the Interest Differential by the Administrative Agent shall be conclusive in the absence of manifest error.
“Interest Payment Date” means, (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable to such Loan and the Maturity Date and, in the case of a Eurodollar Rate Loan with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate

Loan and ending on the date one, two, three, six or twelve (to the extent made available by each of the Lenders) months thereafter, as selected by Borrower in its Loan Notice; provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“Interim Maturities” means, collectively, all Indebtedness of Borrower outstanding pursuant to the Existing Senior Subordinated Indentures and the Existing Senior Indenture.
“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“Joint Lead Arrangers” means Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Blackstone Advisory Partners L.P., in their capacities as joint lead arrangers and joint bookrunners.
“Lahaniatis Lease” means the Amended and Restated Lease Agreement relating to the Lahaniatis Property, dated as of July 1, 2008 by and between the Tribe and Borrower, a copy of which has been provided to the Administrative Agent.
“Lahaniatis Property” means the property identified as such on Schedule 5.07.

“Landlord Consent” means the consent executed by the Tribe as a part of the Leasehold Mortgage, and concurrently therewith in favor of the Administrative Agent, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.
“Laws” means, collectively, (a) all international, foreign, Federal, tribal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, in each case to the extent binding upon any relevant Person, (b) any interpretation or administration of the items described in clause (a) by any Governmental Authority which has the binding force of law, and (c) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority which any relevant Person is obligated to conform to as a matter of law.
“Lease” means the Lease dated September 29, 1995 between the Tribe and Borrower, as amended by an amendment also dated September 29, 1995, by an amendment dated February 18, 1999 and by an amendment dated as of March 6, 2007, with respect to the Real Property underlying Mohegan Sun and the improvements thereon.
“Leasehold Mortgage” means the Open-End Leasehold Mortgage Deed, Assignment of Leases and Rents and Security Agreement dated as of even date herewith, executed by Borrower in favor of the Administrative Agent, covering the leasehold interest of Borrower under the Lease to the reservation real property described on Schedule 5.07 (and excluding, as of the date hereof, the Lahaniatis Property) and the related improvements and fixtures used in connection with Mohegan Sun, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to Borrower under Article II in the form of a Term Loan.
“Loan Documents” collectively, this Agreement, the Notes, the Collateral Documents, the Landlord Consent, any Request for Loan, the Fee Letter, the Guaranty, the Intercreditor

Agreements and any other agreements of any type or nature heretofore or hereafter executed and delivered by Borrower, the Tribe or any of its Affiliates to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.
“Loan Notice” means a notice of (a) the Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit C.
“Loan Parties” means Borrower and each Guarantor.
“Maintenance Capital Expenditure” means a Capital Expenditure for the maintenance, repair, restoration or refurbishment of the properties of Borrower or any of its Restricted Subsidiaries, but excluding any Capital Expenditure which adds to Mohegan Sun or Pocono Downs.
“Management Activities” has the meaning specified in Section 12.27.
“Management Board” means the Management Board of Borrower, as established pursuant to the Gaming Authority Ordinance.
“Material Adverse Effect” means any set of circumstances or events which (a) may reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) may reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations or Properties or to the prospects of Borrower and its Restricted Subsidiaries, taken as a whole, (c) materially impairs or may reasonably be expected to materially impair the ability of the Tribe or Borrower and the other Loan Parties, taken as a whole, to perform their Obligations or (d) materially impairs or could reasonably be expected to materially impair the ability of the Lenders or the Administrative Agent to enforce the principal benefits intended to be created and conveyed by the Loan Documents, including, without limitation, the Liens created by the Collateral Documents.
“Material Documents” means, collectively, the Lease, the Relinquishment Agreement, the Constitution, the Compact, the Gaming Ordinance, the Gaming Authority Ordinance, the Town Agreement, the UCC Ordinance, the Allocation Plan and each Authorizing Resolution.
“Material Indebtedness” means (i) any present or future indebtedness for borrowed money (other than any Interim Maturity) of Borrower or any Restricted Subsidiary in an amount equal to or greater than $50,000,000, (ii) any Interim Maturity in an amount equal to or greater than $10,000,000 and (iii) any indebtedness under the First Out Loan Agreement.
“Material Restricted Subsidiary” means, collectively (a) Downs Racing, L.P., a

Pennsylvania limited partnership, and each other Restricted Subsidiary of Borrower which owns any interest in the principal fixed assets used in connection with the gaming, lodging and entertainment activities conducted at Mohegan Sun or Pocono Downs (but specifically excluding any Restricted Subsidiary which is a passive landowner of property which is not actively used in such activities), and (b) as of any date of determination, any Restricted Subsidiary whose consolidated assets and operations, as of the last day of the then most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 8.01(b), account for 5% or more of the consolidated total assets of Borrower and its Restricted Subsidiaries as of that date or 5% or more of consolidated EBITDA of Borrower and its Restricted Subsidiaries for the twelve month period ending on that date.
“Maturity Date” means March 31, 2016.
“Maximum Foreseeable Loss” means the maximum foreseeable casualty loss associated with Mohegan Sun and Pocono Downs, in any single occurrence, determined from time to time by Borrower; provided, AON Risk Services or another professional insurance consultant of national reputation reasonably retained by Borrower shall periodically (but not less than annually, and at any time that Borrower determines that the amount thereof has decreased) provide to Borrower and the Administrative Agent the opinion of AON Risk Services or such other professional insurance consultant as to the then-current amount thereof; provided further that the amount thereof shall not be less than $1,200,000,000.
“Mohegan Golf Mortgage” means the Open-End Mortgage Deed, Assignment of Leases and Rents and Security Agreements dated as of even date herewith, executed by Mohegan Golf, LLC with respect to the real property described on Schedule 6.21B and the improvements and fixtures thereon, as the same may be supplemented, modified, amended, restated or extended from time to time.
“Mohegan Sun” means the casino property and related transportation, retail, dining and entertainment facilities and Sky Hotel Tower (including any future expansions thereof) owned by Borrower commonly known as “Mohegan Sun” and located in Uncasville, Connecticut, which facilities are located upon the real property described on Schedule 5.07.
“Mohegan Tribe Code” means the Mohegan Tribe of Indians of Connecticut Code of Ordinances codified through Ordinance No. 2006-2, enacted September 8, 2006, as in effect from time to time.
“Mortgages” means, collectively, the Leasehold Mortgage, the Mohegan Golf Mortgage, the Pocono Downs Mortgages, and each other mortgage or deed of trust hereafter executed by a Loan Party to secure the Obligations.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means:
(a)    with respect to any Disposition by Borrower or any of its Restricted Subsidiaries, or any Extraordinary Receipt received or paid to the account of Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received by Borrower or any of its Restricted Subsidiaries in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium, penalty and interest on any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by Borrower or such Restricted Subsidiary in connection with such transaction, (C) taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of such transaction (provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds) and (D) in connection with the disposition of all or substantially all of Pocono Downs, the amount of any reasonable reserve established in accordance with GAAP by Borrower or any Restricted Subsidiary, as applicable, in connection with such transaction, including, without limitation, for indemnification payments attributable to seller’s indemnities and representations and warranties to the purchaser in respect of such transaction undertaken by Borrower or such Restricted Subsidiary; provided that, if the amount of such reserve is reduced (other than as a result of payment of the reserved amounts to a third party), the aggregate amount of such reduction shall constitute Net Cash Proceeds; and
(b)    with respect to the incurrence or issuance of any Indebtedness by Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received by Borrower or any of its Restricted Subsidiaries in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by Borrower or such Restricted Subsidiary in connection therewith.
“Net Income” means, with respect to any fiscal period, the consolidated net income from continuing operations before extraordinary or non-recurring items of Borrower and its Restricted Subsidiaries for that period, determined in accordance with GAAP.
“Non-Pocono Disposition” means any sale or disposition of assets other than a Pocono Disposition.
“Note” means a Term Loan Note.

“Obligations” means all advances to, and debts, liabilities and obligations of, the Tribe, Borrower or any other Loan Party arising under any Loan Document or otherwise with respect to any Loan or Secured Swap Contract, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees payable under any Loan Document that accrue after the commencement by or against the Tribe, Borrower or any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Offering Memoranda” means the offering memoranda in respect of the Exchange Second Lien Notes, Exchange Third Lien Notes and Exchange Senior Subordinated Notes dated January 24, 2012.
“Operating Accounts” means the deposit accounts of Borrower and the Restricted Subsidiaries (excluding the WNBA Subsidiary) described on Schedule 6.26, and each other deposit, savings, brokerage or similar account hereafter established by Borrower and the Restricted Subsidiaries (excluding the WNBA Subsidiary), provided that Operating Accounts shall not include (i) the accounts designated on Schedule 6.26 as “Operating Account Exclusions,” (ii) any other deposit, savings, brokerage or similar account hereafter established containing less than $1,000,000 and the exclusion of which is consented to by the Administrative Agent in its sole discretion or (iii) any other deposit, savings, brokerage or similar account hereafter existing for the purpose of collecting or disbursing funds for the payment of payroll, medical insurance and workmen’s compensation claims, tip money belonging to employees, money belonging to patrons and other disbursements of a similar nature, or accounts for the short-term investment of such funds pending their disbursement, or statutory or trust accounts (including horsemen and lottery accounts).
“Organization Documents” means, (a) with respect to the Tribe, the Constitution, (b) with respect to Borrower, the Gaming Authority Ordinance, (c) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (d) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (e) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Outside Affiliates” means those Affiliates of the Tribe other than Borrower and its Restricted Subsidiaries.
“Outstanding Amount” means the aggregate outstanding principal amount of the Term Loans on any date after giving effect to any prepayments or repayments occurring on such date.

“Participant” has the meaning specified in Section 12.06(d).
“Patriot Act” has the meaning specified in Section 12.22.
“PBGC” means the Pension Benefit Guaranty Corporation.
“PCAOB” means the Public Company Accounting Oversight Board.
“Pennsylvania Tax Revenues” means the portion of the revenues of Downs Racing, L.P. which is required to be paid to the Commonwealth of Pennsylvania as a tax under Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Dispositions” means (a) Dispositions of Authority Property which, during the period from and after March 9, 2007, do not have an aggregate book value which is in excess of 5% of the aggregate book value of the assets comprising Mohegan Sun (in each case, valuing the asset disposed of as of the date of its Disposition and in comparison to the value of Mohegan Sun as of the date of the latest Disposition), determined with reference to the then most recent audited financial statements of Borrower, and (b) the Permitted Pocono Transaction.
“Permitted Encumbrances” means:
(a)    inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;
(b)    Liens for taxes and assessments on Property which are not yet past due, or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;
(c)    minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(d)    easements, exceptions, reservations, or other agreements granted or entered into after the date hereof for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;
(e)    rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, the use of any real property;
(f)    rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;
(g)    present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;
(h)    statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;
(i)    Liens consisting of pledges or deposits made in connection with obligations under workers’ compensation laws, unemployment insurance or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;
(j)    Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;
(k)    Liens consisting of deposits of Property to secure statutory obligations of Borrower in the ordinary course of its business;
(l)    Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower is a party in the ordinary course of its business;
(m)    Liens created by or resulting from any litigation or legal proceeding involving Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside with respect thereto, and such Liens are discharged or stayed within 60 days of creation and no Property is subject to a material risk of loss or forfeiture;
(n)    encumbrances consisting of the rights of tenants under retail, restaurant or other commercial leases at Mohegan Sun, Pocono Downs or any other property owned by a Loan Party and associated rights of such tenants under SNDA’s; and
(o)    the Lien of mortgages upon the Lahaniatis Property existing as of the date of this Agreement.
“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, and (c) the reversionary interest of a landlord under a lease of Property.
“Permitted Pocono Transaction” means the transaction pursuant to which the applicable Pocono Downs Subsidiary or Pocono Downs Subsidiaries, as the case may be, sells or leases a portion of the Pocono Downs property (the “Excess Parcel”) to a third-party purchaser or lessee, as applicable, which purchaser or lessee shall not be an Affiliate of Borrower, subject to the following conditions:
(a)    such sale or lease, as the case may be, of the Excess Parcel shall be evidenced by either (i) a deed conveying such Excess Parcel or (ii) a ground lease providing for the lease of the Excess Parcel, for the purpose of having a hotel constructed on such Excess Parcel (the “Project”), which deed or lease, as applicable, shall be in form and substance reasonably satisfactorily to the Administrative Agent;
(b)    in connection with a sale or lease of the Excess Parcel, the Pocono Downs Subsidiaries and the Administrative Agent shall amend and restate, for the benefit of the Lenders, the applicable Pocono Downs Mortgage(s) and any related security documents to reflect the removal of the Excess Parcel from the lien of such mortgage(s);
(c)    following conveyance or lease of the Excess Parcel as contemplated herein, if Borrower or the applicable Pocono Downs Subsidiary enters into a lease or sublease, as applicable, of the Project (such lease or sublease being referred to as the “Project Lease”), concurrently with the execution of such Project Lease, (i) the landlord under the Project Lease shall deliver to the Administrative Agent an executed estoppel certificate, (ii) Borrower or the applicable Pocono Downs Subsidiary shall execute and deliver a leasehold mortgage with respect to the Project Lease, and (iii) the Administrative Agent shall receive the commitment of the Title Company to issue a lender’s title policy, along with such endorsements as the Administrative

Agent may request, with respect to the leasehold mortgage referred to in clause (ii), each of which items shall be in form and substance reasonably acceptable to the Administrative Agent;
(d)    in connection with such sale or lease, Borrower shall cause the Title Company to deliver to the Administrative Agent a bring-down of the title insurance policy relating to the Pocono Downs property to reflect the release of the Excess Parcel and a leasehold mortgage policy relating to the Project Lease, if applicable, along with such other endorsements to such title policy as the Administrative Agent may reasonably require;
(e)    in connection with a sale or lease of the Excess Parcel, Borrower shall obtain (i) a new survey of the Pocono Downs property evidencing the partitioning and conveyance of such Excess Parcel as a separate legal parcel, which survey shall be in form and substance reasonably acceptable to the Administrative Agent, and (ii) evidence that the Excess Parcel constitutes a separate tax lot, and shall promptly deliver such survey and evidence to the Administrative Agent;
(f)    with respect to any sale of the Excess Parcel, Borrower shall prepay the Loans from the Net Cash Proceeds of such transaction to the extent provided for in Section 2.07;
(g)    both before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(h)    Borrower shall agree to deliver to the Administrative Agent, promptly upon request, such documentation as the Administrative Agent may reasonably request regarding the status of construction of the project to be developed on the Excess Parcel; and
(i)    Borrower shall deliver to the Administrative Agent, promptly upon the consummation of such transaction, a true and correct copy of each agreement or other document executed or delivered in connection with such transaction.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, tribe, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 8.02.
“Pledge Agreement” means the Pledge Agreement dated as of even date herewith, executed by Borrower, Mohegan Ventures-Northwest, LLC, the Pocono Downs Subsidiaries, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC, MTGA Gaming, LLC and each future Restricted Subsidiary of Borrower that may hereafter join such agreement in favor of the Administrative Agent for the ratable benefit of the Creditors, as it may from time to time be supplemented, modified, amended, restated or extended; provided, however, that any pledge of Equity Interests in a Restricted Subsidiary that is a Tribal Entity only shall be made to the extent permitted under, and subject to the requirements of, IGRA and other applicable law.
“Pocono Disposition” means any Disposition of all or any portion of Pocono Downs (whether by sale of the underlying assets, the sale of Equity Interests in the Pocono Downs Subsidiaries or otherwise).
“Pocono Downs” means the harness racetrack and casino known as Mohegan Sun at Pocono Downs located in Plains Township, Pennsylvania, and related assets.
“Pocono Downs Mortgages” means the Open-End Mortgage and Security Agreements dated as of even date herewith, executed by those of the Pocono Downs Subsidiaries owning real property interests underlying Pocono Downs with respect thereto, as the same may be supplemented, modified, amended, restated or extended from time to time.
“Pocono Downs Subsidiaries” means, collectively, (a) Downs Racing, L.P., a Pennsylvania limited partnership, Backside, L.P., a Pennsylvania limited partnership, Mill Creek Land, L.P., a Pennsylvania limited partnership, Northeast Concessions, L.P., a Pennsylvania limited partnership, and Mohegan Commercial Ventures PA, LLC, a Pennsylvania limited liability company, and their respective successors, and (b) any other Persons formed as Restricted Subsidiaries of Borrower for the purpose of owning or operating Pocono Downs and the businesses related thereto.
“Pre-Opening Expenses” means, for any fiscal period, pre-opening expenses of any new hotel or gaming facility during that period, determined in accordance with GAAP.
“Prepayment” and “Prepay” have the meanings specified in Section 9.09.
“Prime Rate” means the per annum rate of interest most recently announced within Wells Fargo Bank, National Association at its principal office in San Francisco, California as its Prime Rate, with the understanding that Wells Fargo Bank, National Association’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo Bank, National Association may designate. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each such change in the Prime Rate occurs.
“Priority Distribution Agreement” means the Priority Distribution Agreement dated as of August 1, 2001, between the Tribe and Borrower (as the same may be amended, restated, supplemented or otherwise modified from time to time, so long as a true, correct and complete copy of any such amendment, restatement, supplement or modification has been provided to the

Administrative Agent).
“Priority Distributions” means Distributions made by Borrower to the Tribe in an aggregate amount not to exceed (a) during any Fiscal Year, $50,000,000 or (b) during any Fiscal Quarter, $12,500,0000; provided, that (i) any Distribution not made during the Fiscal Quarter in which it was first permitted as a Priority Distribution may be made as a Priority Distribution in any subsequent Fiscal Quarter of the applicable Fiscal Year or the following Fiscal Year (provided that if any such amount is so carried over, it will not be deemed used in the applicable subsequent Fiscal Quarter until after the making of any Priority Distributions permitted for such subsequent Fiscal Quarter).
“Projections” means the financial projections prepared by the Borrower dated January 30, 2012, distributed by WFS to the Lenders via the SyndTrak system.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Public/Refinancing Indebtedness” means, collectively, any Indebtedness under the Existing Senior Indenture, the Senior Subordinated Indentures, the First Out Loan Agreement, the Existing Second Lien Indenture, the Exchange Second Lien Indenture, the Exchange Third Lien Indenture or any other Indebtedness which is hereafter issued pursuant to Section 9.03(d).
“Real Property” means, collectively, (a) the real property and improvements underlying Mohegan Sun described on Schedule 5.07, (b) the real property and improvements underlying Pocono Downs described on Schedule 6.21A and (c) the real property and improvements described on Schedule 6.21B.
“Rebate Amount” has the meaning set forth in section 1.148-1(b) of the Tax Regulations.
“Referendum Action” has the meaning specified in Section 5.16.
“Register” has the meaning specified in Section 12.06(c).
“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Borrower as prescribed by the Securities Laws.
“Related Businesses” means (a) class II and class III gaming (as defined in IGRA), (b) any resort business, any activity or business incidental, directly related or similar thereto, or (c) any business or activity that is a reasonable extension, development or expansion thereof, including any hotel, entertainment, recreation or other activity or business, in each case designed to promote, market, support, develop, construct or enhance the casino gaming and resort business operated by Borrower at Mohegan Sun or Pocono Downs.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relinquishment Agreement” means the Relinquishment Agreement dated as of February 7, 1998, among Borrower, the Tribe and TCA, as amended from time to time.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the aggregate Outstanding Amount of all Term Loans; provided that any time any Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Lenders” and “Required Lenders” shall mean at such time non-Defaulting Lenders having more than 50% of the aggregate Outstanding Amount of all Term Loans held by non-Defaulting Lenders. Notwithstanding the foregoing, in no event shall Required Lenders consist of fewer than two Lenders that are not Defaulting Lenders at any time at which there shall be at least two Lenders party to this Agreement that are not Defaulting Lenders, and for purposes of the foregoing, Lenders that are Affiliates of one another shall be treated as a single Lender.
“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Restricted Subsidiary” means (a) the Pocono Downs Subsidiaries, Mohegan Ventures-Northwest, LLC, the WNBA Subsidiary, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC and MTGA Gaming, LLC and (b) each other Subsidiary of Borrower, whether now formed or hereafter acquired, which is not designated an Unrestricted Subsidiary.
“Right of Others” means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.
“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Swap Contracts” means one or more Swap Contracts between Borrower and one or more of the Lenders, lenders party to the First Out Loan Agreement or Affiliates of any such Lender or lenders in respect of the Obligations hereunder or the term loans under the First Out Loan Agreement on terms mutually acceptable to Borrower and that Lender or Lenders or Affiliates of a Lender. Each Secured Swap Contract shall be secured by the Liens created by the Collateral Documents to the extent set forth in Section 2.14.
“Securities” means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
“Security Agreement” means the Security Agreement dated as of even date herewith, executed by Borrower, Mohegan Ventures-Northwest, LLC, the Pocono Downs Subsidiaries, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC, MTGA Gaming, LLC and each future Restricted Subsidiary of Borrower that may hereafter join such agreement in favor of the Administrative Agent for the ratable benefit of the Creditors, as it may from time to time be supplemented, modified, amended, restated or extended.
“Senior Credit Facility Leverage Ratio” means, as of each date of determination, the ratio of (a) Total Debt as of that date under the First Out Loan Agreement, to (b) Annualized EBITDA determined as of that date.
“Senior Officer” means (a) as to the Tribe, the Chairman, Vice-Chairman and Treasurer of the Tribal Council of the Tribe, the Chief Operating Officer of the Tribe, the Chief Financial Officer of the Tribe and the Attorney General of the Tribe, (b) as to Borrower, the Chairman, Vice-Chairman and Treasurer of the Management Board, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Vice President of Finance, and (c) as to each other Loan Party, the chief executive officer, president and chief financial officer of such Loan Party (or such Loan Party’s manager, sole member or general partner as applicable).
“Senior Subordinated Indentures” means the Exchange Senior Subordinated Indenture and each Existing Senior Subordinated Indenture.
“SNDA” means a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit D hereto, or such other form of subordination, non-disturbance and attornment agreement as the Administrative Agent may approve in its reasonable discretion, in each case executed by the Administrative Agent and a tenant of Borrower or any of its Restricted Subsidiaries at Mohegan Sun, Pocono Downs or other venues comprising Authority Property operated by Borrower or any of its Restricted Subsidiaries.
“Special Real Property Collateral” means any real property interest of a Loan Party encumbered by a Mortgage that has not been amended pursuant to Section 8.16 or with respect to which the related title policy endorsements referred to in Section 8.16 have not been issued.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid (as such date may be extended from time to time) including as a result of any mandatory sinking fund payment or mandatory redemption in the documentation governing such Indebtedness in effect on the date hereof or, if such Indebtedness is incurred after the date hereof, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subordinated Obligations” means, collectively, the Indebtedness outstanding pursuant to the Existing Senior Subordinated Indentures and the Exchange Senior Subordinated Indenture and any other Indebtedness of Borrower and/or its Restricted Subsidiaries to the extent that such Indebtedness is expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person under any synthetic lease, tax retention lease or other similar arrangement which, though treated as a lease under GAAP is treated as a loan for purposes of the Code. Borrower’s good faith determination of whether a particular arrangement constitutes a Synthetic Lease Obligation shall be determinative in the absence of manifest error.
“Tax Exempt Bonds” means the Indebtedness of the Tribe under the Indenture of Trust dated as of August 1, 2001 between the Tribe and U.S. Bank National Association (as successor to Wachovia Bank, National Association, successor to First Union National Bank), as Trustee, as supplemented by the First Supplemental Indenture of Trust dated as of September 1, 2001, the Second Supplemental Indenture of Trust dated as of December 1, 2003 and the Third Supplemental Indenture of Trust dated as of August 16, 2010, and the FirstCity Loan, as defined and described in the Third Supplemental Indenture of Trust, true, correct and complete copies of which have been provided to the Administrative Agent, in each case either as originally executed, or as may from time to time be amended, supplemented, modified or refinanced.
“Tax Regulations” means the United States Treasury Regulations promulgated pursuant to sections 103 and 141 through 150 of the Code.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TCA” means Trading Cove Associates, a Connecticut general partnership, its successors and assigns.
“Term Loan Note” means any of the promissory notes made by Borrower in favor of a Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit E.
“Term Loans” means, with respect to each Lender, the term loans made by such Lender pursuant to Section 2.02, as such amount may be adjusted from time to time in accordance with this Agreement.
“Title Company” means Chicago Title Insurance Company, or any successor thereto.
“to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Senior Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Senior Officer of that Person). In the case of the Tribe, knowledge of any material information by any Senior Officer of Borrower or of the Tribe shall be attributed to the Tribe.
“Total Debt” means, as of each date of determination, all Indebtedness of Borrower and its Restricted Subsidiaries on a consolidated basis other than (a) Borrower’s liability for payments under the Relinquishment Agreement, (b) 50% of the aggregate amount of obligations of Borrower and its Restricted Subsidiaries in respect of undrawn letters of credit on such date and (c) Borrower’s and its Restricted Subsidiaries’ obligations under any Contingent Obligations in respect of Indebtedness not to exceed $75,000,000 in the aggregate, except to the extent that such obligations are required to be quantified on Borrower’s or any of its Restricted Subsidiaries balance sheets on such date in accordance with GAAP.
“Total Leverage Ratio” means, as of each date of determination, the ratio of (a) Total Debt as of that date, to (b) Annualized EBITDA determined as of that date.
“Town Agreement” means the Agreement dated as of June 16, 1994 between the Tribe and the Town of Montville, Connecticut, as amended up to the Closing Date.
“Tribal Council” means the Tribal Council of the Tribe elected in accordance with the Constitution.
“Tribal Court” means any tribal court of the Tribe.
“Tribal Entity” means Borrower and any other Person that conducts or manages gaming activities pursuant to IGRA. As of the Closing Date, the only Tribal Entity that is a Loan Party is the Borrower (the “Initial Tribal Entity”). In no event shall any Loan Party (other than the Initial Tribal Entities) be a Tribal Entity except pursuant to a transaction permitted under Section 7.06.
“Tribe” means The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe.
“Type” means, with respect to each Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC Ordinance” means Chapter 7, Article III of the Mohegan Tribe Code, also known as Ordinance Number 98-7 of the Tribe.
“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (a) any Subsidiary of Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Management Board, and (b) any Subsidiary of an Unrestricted Subsidiary. As of the Closing Date, there are no Unrestricted Subsidiaries. The Management Board may designate any newly acquired or newly formed Subsidiary of Borrower or any joint venture of the Borrower that hereafter becomes a Subsidiary to be an Unrestricted Subsidiary, provided that (i) such Subsidiary does not own any Equity Interests in, or own or hold any Lien on any property of, Borrower or any Restricted Subsidiary, (ii) either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, the disposition of such assets would be a Permitted Disposition, (iii) in no event shall any licenses issued under applicable Gaming Laws be owned by or transferred to an Unrestricted Subsidiary, and (iv) no Default or Event of Default shall have occurred and then be continuing or would occur as a consequence thereof.
“Wells Fargo” means Wells Fargo Gaming Capital, LLC.
“WFS” has the meaning specified in the introductory paragraph hereto.
“WNBA Agreements” means the WNBA Membership Agreement between WNBA, LLC, a Delaware limited liability company and the WNBA Subsidiary.
“WNBA Subsidiary” means Mohegan Basketball Club, LLC, a limited liability company formed under the Laws of the Tribe and a wholly-owned Subsidiary of Borrower, which is the owner and operator of the Women’s National Basketball Association franchise known as the Connecticut Sun.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan

Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the other provisions of this Section 1.03, for purposes of determining compliance with any covenant, including any financial covenant, Indebtedness of the Loan Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Tribe and Borrower shall negotiate in good faith to agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and Borrower shall be deemed to be in compliance with the financial covenants contained in Sections 9.13 and 9.17 during the 60 day period following any such change in GAAP if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Borrower and its Subsidiaries or to the determination of any amount for Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
(d)    Loans Held by Affiliated Lenders. Notwithstanding anything to the contrary in this Agreement or under GAAP, if any Affiliated Lender shall acquire any Loans, such Loans (and all principal, interest, fees and other amounts payable with respect to such Loans) shall be included in all financial covenant calculations contained herein to the same extent as if such Loans were held by a Lender that is not an Affiliated Lender.
1.04    Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to San Francisco, California time (daylight or standard, as applicable).
ARTICLE II
TERM LOAN FACILITY
2.01    Intentionally Omitted.
2.02    Term Loans. On the Closing Date, each Lender severally agrees to make a Term Loan in the amount set forth on Schedule 2.02 under the column headed “Term Loans.” No portion of the Term Loans which is repaid may be reborrowed, but the outstanding principal balance of the Term Loans may be converted or continued in the manner set forth in Section 2.03. The Term Loans shall bear interest in the manner set forth in Section 2.08, and shall be payable as set forth in Section 2.07.
2.03    Borrowing, Conversions and Continuations of Loans.
(a)    The Borrowing shall be made upon Borrower’s irrevocable executed Loan Notice to the Administrative Agent at least one Business Day prior to the Closing Date. The Borrowing shall initially consist of Base Rate Loans. Each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to conversion to or continuation of Eurodollar Rate Loans or one Business Day prior to conversion of Eurodollar Rate Loans to Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Senior Officer of Borrower. Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. Each conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Type of Loans to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be converted to Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage, and if no timely notice of a conversion or continuation is provided by Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of the Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Closing Date. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by Borrower.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)    After giving effect to the Borrowing, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight Interest Periods in effect.
2.04    Intentionally Omitted.
2.05    Intentionally Omitted.
2.06    Voluntary Prepayments of the Term Loans.
(a)    Optional. From and after the second anniversary of the Closing Date, the Borrower may, from time to time upon notice to the Administrative Agent, prepay the Term Loans; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. one Business Day prior to the date of prepayment, or in the case of Eurodollar Rate Loans, three Business Days prior to the date of prepayment and (ii) any such prepayment shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. The Borrower shall not have the right to prepay the Term Loans prior to the second anniversary of the Closing Date.
(b)    Notification; Application. The Administrative Agent will promptly notify the Lenders of any such notice of prepayment of the Term Loans. Each optional prepayment of the Term Loans shall be applied to the Term Loans of each Lender according to its Applicable Percentage.
2.07    Mandatory Payments and Prepayments; Repayment of Loans.
(a)    Intentionally Omitted.
(b)    On the Maturity Date, Borrower shall repay to the Lenders the aggregate principal amount of Term Loans outstanding on such date.
(c)    Intentionally Omitted.
(d)    Upon the occurrence of any Pocono Disposition, Borrower shall prepay an aggregate principal amount of Term Loans equal to the amount by which 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Borrower or any of its Subsidiaries exceed the amount of such Net Cash Proceeds used to prepay amounts due under the First Out Loan Agreement.
(e)    Upon the Disposition of any Authority Property (other than as set forth in (d), above), Borrower shall prepay an aggregate principal amount of Term Loans, equal to the amount by which 75% of the aggregate amount of Net Cash Proceeds received from all such Dispositions of Authority Property since March 9, 2007 exceeds $50,000,000, but only to the extent such Net Cash Proceeds are not used to prepay amounts due under the First Out Loan Agreement, immediately upon receipt thereof by Borrower or one of its Subsidiaries.
(f)    Upon the incurrence or issuance by Borrower or any of its Restricted Subsidiaries of any Indebtedness after the Closing Date, Borrower shall prepay an aggregate principal amount of Term Loans equal to the amount by which 100% of all Net Cash Proceeds received therefrom promptly upon receipt thereof by Borrower or such Subsidiary exceed the amount of such Net Cash Proceeds used to prepay amounts due under the First Out Loan Agreement, provided that (x) Borrower shall only be required to prepay an aggregate principal amount of Loans equal to 50% of all Net Cash Proceeds received from the incurrence or issuance of Indebtedness permitted pursuant to Section 9.03(j) and (y) Borrower shall not be required to make prepayments pursuant to this clause (f) using the Net Cash Proceeds of:
(i)    Indebtedness incurred at any time pursuant to Section 9.03 that is permitted to be applied, and is in fact applied substantially concurrently with the incurrence thereof, to repay, redeem, defease or otherwise refinance Indebtedness other than the Obligations then outstanding pursuant to Section 9.03;
(ii)    the Revolving Loans (as defined in the First Out Loan Agreement); or
(iii)    Indebtedness incurred at any time pursuant to Sections 9.03(g), 9.03(h) or 9.03(i).
(g)    Upon any Extraordinary Receipt received by or paid to or for the account of Borrower or any of its Restricted Subsidiaries, Borrower shall prepay an aggregate principal amount of Term Loans equal to the amount by which 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Borrower or such Subsidiary exceed the amount of such Net Cash Proceeds used to prepay amounts due under the First Out Loan Agreement; provided, however, that at the election of Borrower (as notified by Borrower to the Administrative Agent on or prior to the date of receipt of such Extraordinary Receipt), and so long as no Default shall have occurred and be continuing, Borrower or such Subsidiary may apply such Net Cash Proceeds within 365 days after the receipt thereof to replace, restore, repair or purchase capital assets used in an existing business or Related Business, such 365-day period to be extended as reasonably necessary to the extent any replacement, restoration, repair or purchase has been contracted for or commenced but not completed after 365 days; provided, further, that any such Net Cash Proceeds received as a result of covered losses or the taking of assets at Pocono Downs may only be used in connection with the foregoing proviso to replace, restore, repair or purchase capital assets used in connection with Pocono Downs; and provided, further, however, that any Net Cash Proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.07(g).
(h)    By not later than December 31 of each calendar year commencing with December 31, 2012, Borrower shall prepay an aggregate principal amount of Term Loans equal to the amount by which (x) if the Total Leverage Ratio as of the last day of the immediately preceding Fiscal Year was greater than or equal to 5.00 to 1, 75% of Excess Cash Flow for the immediately preceding Fiscal Year, exceeds the portion of such Excess Cash Flow used to prepay amounts due under the First Out Loan Agreement or (y) if the Total Leverage Ratio as of the last day of the immediately preceding Fiscal Year was less than 5.00 to 1, 50% of Excess Cash Flow for the immediately preceding Fiscal Year exceeds the portion of such Excess Cash Flow used to prepay amounts due under the First Out Loan Agreement.
2.08    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees.
(a)    Borrower shall pay to WFS and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.
(b)    Borrower shall pay to the Joint Lead Arrangers for their own respective accounts fees in the amounts and at the times specified in the letter agreements with the Joint Lead Arrangers.
(c)    On the Closing Date, Borrower shall pay to the Lenders fees in amounts agreed upon by Borrower in the Fee Letter. The Administrative Agent has advised each Lender of the amount of the fees payable to that Lender.
(d)    The fees described in this Section 2.09 shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees. All computations of interest for Loans which bear interest based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be presumed correct.
2.11    Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender of the amount of the Loans made by the Lenders to Borrower and the interest and payments thereon shall be presumed correct. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall be presumed correct. Upon the request of any Lender made through the Administrative Agent, Borrower shall execute and deliver to such Lender (through the Administrative Agent) Notes, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the Base Rate. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 12.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 12.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) make such adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that the provisions of this Section shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement.
Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation. Notwithstanding the foregoing, each Lender agrees that it shall not exercise any right of setoff or counterclaim referred to herein without first obtaining the consent of the Required Lenders.
2.14    Collateral. (a) The Loans, together with all other Obligations (other than (i) those Obligations in respect of Swap Contracts in excess of a notional amount of $150,000,000 at any one time and (ii) with respect to Mortgages encumbering Special Real Property Collateral only, those Obligations under Swap Contracts that are not expressly included in the obligations secured by such Mortgages) shall be secured by the Liens created by the Collateral Documents. (b) The Loans, together with all other Obligations (other than those in respect of Swap Contracts in excess of a notional amount of $150,000,000 at any one time), shall be entitled to the benefit of the Guaranty in respect of such Obligations.
2.15    Intentionally Omitted.
2.16    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law, that Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 12.01.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Withholding Gross-Up. Each payment of any amount payable by Borrower or any other Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any Taxes, excluding (i) Taxes imposed on or measured in whole or in part by overall net income, gross income or gross receipts, (ii) franchise Taxes imposed on any Lender by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or

Lending Office for Eurodollar Rate Loans or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business”, (iii) any withholding Taxes or other Taxes based on gross income imposed by the United States of America that are not attributable to any change in any Law or the interpretation or administration of any Law by any Governmental Authority and (iv) any withholding Tax or other Taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 3.01(b), to the extent such forms are then available under applicable Laws (all such non-excluded Taxes being hereinafter referred to as “Included Taxes”). To the extent that Borrower or any other Loan Party is obligated by applicable Laws to make any deduction or withholding on account of Included Taxes from any amount payable to any Lender under this Agreement, they shall (i) make such deduction or withholding and pay the same to the relevant Governmental Authority and (ii) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after-Included Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Included Taxes, that Lender shall promptly refund such excess to Borrower or the relevant Loan Party.
(b)    Tax Withholding Exemption Certificates. Each Lender which is organized outside the United States of America shall deliver to Borrower a properly completed and duly executed Internal Revenue Service Form W-8ECI or Form W-8BEN and any other certificate or statement required by applicable Laws to establish that payments due to such Lender under the Loan Documents are (a) not subject to withholding under the Code because such payments are effectively connected with the conduct of a trade or business in the United States of America or (b) totally exempt from United States tax under the provisions of an applicable tax treaty.
3.02    Illegality. If, after the date hereof, the existence or occurrence of a Change in Law shall, in the opinion of any Lender, make it unlawful, impossible or impracticable for such Lender or its Lending Office for Eurodollar Rate Loans to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the ability of such Lender to purchase or sell, or to take deposits of, dollars in the Designated Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent, then such Lender’s obligation to make, maintain or fund Eurodollar Rate Loans shall be suspended for the duration of such illegality, impossibility or impracticability and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender’s Eurodollar Rate Loans, together with accrued interest thereon, automatically shall be converted to Base Rate Loans on either (1) the last day of the Interest Period(s) applicable to such Eurodollar Rate Loans if such Lender may lawfully continue to fund and maintain such Eurodollar Rate Loans to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Loans to such day(s), provided that in such event the conversion shall not be subject to payment of compensation under Section 3.05. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such

Lender shall fund such amount as a Base Rate Loan for the same period of time, and such amount shall be treated in all respects as a Base Rate Loan.
3.03    Inability to Determine Rates. If, with respect to any proposed Eurodollar Rate Loan:
(a)    the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Market generally that are beyond the reasonable control of the Lenders, deposits in dollars (in the applicable amounts) are not being offered to each of the Lenders in the Designated Market for the applicable Interest Period; or
(b)    the Required Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in dollars in the Designated Market in the relevant amount for the applicable Interest Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Loans;
then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make, maintain or fund any Eurodollar Rate Loan shall be suspended. Any Eurodollar Rate Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such Eurodollar Rate Loans into Base Rate Loans, unless such suspension has then ended.
3.04    Increased Costs. If, after the date hereof, the existence or occurrence of any Change in Law:
(a)    shall subject any Lender or its Lending Office for Eurodollar Rate Loans to any tax, duty or other charge or cost with respect to any Eurodollar Rate Loan, any Note or its obligation to make Eurodollar Rate Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Loan or any other amounts due under this Agreement in respect of any Eurodollar Rate Loan, any Note or its obligation to make Eurodollar Rate Loans (except for changes in any tax on the overall net income, gross income or gross receipts of such Lender or its Lending Office for Eurodollar Rate Loans);
(b)    shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Lending Office for Eurodollar Rate Loans; or

(c)    shall impose on any Lender or its Lending Office for Eurodollar Rate Loans or the Designated Market any other condition affecting any Eurodollar Rate Loan, any Note, its obligation to make Eurodollar Rate Loans or this Agreement, or shall otherwise affect any of the same;
and the result of any of the foregoing, as determined by such Lender, increases the cost to such Lender or its Lending Office for Eurodollar Rate Loans of making or maintaining any Eurodollar Rate Loan or in respect of any Eurodollar Rate Loan, any Note or its obligation to make Eurodollar Rate Loans or reduces the amount of any sum received or receivable by such Lender or its Lending Office for Eurodollar Rate Loans with respect to any Eurodollar Rate Loan, any Note or its obligation to make Eurodollar Rate Loans (assuming such Lender’s Lending Office for Eurodollar Rate Loans had funded 100% of its Eurodollar Rate Loan in the Designated Market), then, upon demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s Lending Office for Eurodollar Rate Loans had funded 100% of its Eurodollar Rate Loan in the Designated Market). A statement of any Lender claiming compensation under this subsection, providing supporting calculation, and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 3.04, and agrees to designate a different Lending Office for Eurodollar Rate Loans promptly if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Lender, otherwise be disadvantageous to such Lender. If any Lender claims compensation under this Section, Borrower may at any time, upon at least four Business Days’ prior notice to the Administrative Agent and such Lender and upon payment in full of the amounts provided for in this Section 3.04 through the date of such payment plus any compensation required by Section 3.05, pay in full the affected Eurodollar Rate Loans of such Lender or request that such Eurodollar Rate Loans be converted to Base Rate Loans.
3.05    Compensation for Losses. Upon payment or prepayment of any Eurodollar Rate Loan (other than as the result of a conversion required under Section 3.02), on a day other than the last day in the applicable Interest Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), Borrower shall pay to the appropriate Lender a prepayment fee or failure to borrow fee, as the case may be, calculated as follows (and determined as though 100% of the Eurodollar Rate Loan had been funded in the Designated Market):
(a)    principal amount of the Eurodollar Rate Loan, times the number of days between the date of prepayment or failure to borrow and the last day in the applicable Interest Period, divided by 360, times the applicable Interest Differential; plus
(b)    all actual out-of-pocket expenses (other than those taken into account in the calculation of the Interest Differential) incurred by the Lender (excluding allocations of any expense internal to that Lender) and reasonably attributable to such payment, prepayment or failure to borrow;
provided that no prepayment fee or failure to borrow fee shall be payable (and no credit or rebate shall be required) if the product of the foregoing formula is not a positive number. Each Lender’s determination of the amount of any prepayment fee or failure to borrow fee payable under this Section 3.05 shall be based upon the Administrative Agent’s determination of the applicable Interest Differential but shall otherwise be conclusive in the absence of manifest error.
3.06    Increased Capital Requirements. If any Lender shall have determined that the introduction after the date hereof of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by that Lender (or its Lending Office for Eurodollar Rate Loans) or any corporation controlling that Lender, with any request, guidelines or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by that Lender or any corporation controlling that Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its obligations under this Agreement, then, upon demand of such Lender, Borrower shall immediately pay to that Lender, from time to time as specified by that Lender, additional amounts sufficient to compensate that Lender for such increase.
3.07    Replacement of Lenders. If any Lender requests compensation under Section 3.04 or 3.06, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender does not consent to a requested waiver or amendment that requires the approval of all of the Lenders or all affected Lenders and which is consented to by the Required Lenders, or if any Lender shall at any time be a Defaulting Lender, Borrower may replace such Lender in accordance with Section 12.13.
3.08    Survival. All of Borrower’s obligations under Sections 3.02, 3.03, 3.04, 3.05 and 3.06 shall survive for one year following the date on which all Loans hereunder are fully paid; provided, however, that such obligations shall not, from and after the date on which all Loans hereunder are fully paid, be deemed secured Obligations for any purpose under the Loan Documents.
ARTICLE IV
EFFECTIVENESS; CONDITIONS PRECEDENT TO BORROWING
4.01    Effectiveness; Conditions to Borrowing. The effectiveness of this Agreement and the obligation of each Lender to make its Loan hereunder are subject to the satisfaction of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies unless otherwise specified (except where only evidence is required), each properly executed (as applicable) by a Senior Officer of the Tribe, Borrower or other signing Loan Party, as the case may be, and each other party thereto, each dated the Closing Date (as applicable) or such other date as the Administrative Agent may agree in its discretion (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)    executed counterparts of this Agreement sufficient in such number as the Administrative Agent may reasonably request;
(ii)    executed counterparts of the Security Agreement and Pledge Agreement executed by the applicable Loan Parties, together with:
(A)    copies of financing statements that the Administrative Agent reasonably may deem necessary or desirable in order to perfect the Liens created under the Pledge Agreement and the Security Agreement, covering the Collateral described in the Pledge Agreement and the Security Agreement; and
(B)    evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may reasonably request in order to perfect the Liens created thereby;
(iii)    Executed counterparts of the Guaranty;
(iv)    Executed counterparts of Deposit Account Agreements with respect to the Operating Accounts of the Borrower and each Restricted Subsidiary (other than the WNBA Subsidiary);
(v)    a Term Loan Note executed by Borrower in favor of each Lender requesting a Term Loan Note, each in a principal amount equal to that Lender’s Term Loans on the Closing Date;
(vi)    an initial Loan Notice executed by Borrower;
(vii)    executed counterparts of the Leasehold Mortgage shall have been delivered by Borrower to the Administrative Agent in form and substance satisfactory to the Administrative Agent and, to the extent received as of the Closing Date, evidence of the approval by the Bureau of Indian Affairs with respect thereto and in a form suitable for recordation with the Land Title and Records Office of the Bureau of Indian Affairs and with the Town of Montville, Connecticut, and the Title Company shall have issued its written commitment to issue a policy of title insurance to the Administrative Agent upon recordation of the Leasehold Mortgage in form and substance satisfactory to the

Administrative Agent and insuring the priority and perfection of the Leasehold Mortgage in an amount, together with the amounts of the policy referred to in clause (viii) below, of not less than $225,000,000;
(viii)    executed counterparts of the Pocono Downs Mortgages shall have been delivered by the applicable Pocono Downs Subsidiaries to the Administrative Agent, each in form and substance satisfactory to the Administrative Agent and each in a form suitable for recordation with the official records of the applicable county, and the Title Company shall have issued its written commitment to issue policies of title insurance to Administrative Agent each in form and substance satisfactory to the Administrative Agent and insuring the priority and perfection of each Pocono Downs Mortgage in an amount, together with the amounts of the policy referred to in clause (vii) above, of not less than $225,000,000;
(ix)    executed counterparts of the Mohegan Golf Mortgage shall have been delivered by Mohegan Golf to the Administrative Agent in form and substance satisfactory to the Administrative Agent and in form suitable for recordation with the Towns of Franklin and Sprague, Connecticut;
(x)    executed counterparts of the Fee Letter;
(xi)    such documentation as the Administrative Agent may reasonably require to confirm the existence of the Tribe as a federally recognized Indian Tribe, the formation, valid existence and good standing of Borrower and each other Loan Party, each Loan Party’s and the Tribe’s authority to execute, deliver and perform any Loan Document, and the identity, authority and capacity of each Senior Officer authorized to act on their behalf, including, without limitation, certified copies of the Constitution, the Gaming Ordinance, the Gaming Authority Ordinance and each Guarantor’s charter and bylaws, and amendments thereto, certified resolutions, incumbency certificates, certificates of Senior Officers, and the like;
(xii)    the favorable written legal opinions of Wachtell, Lipton, Rosen & Katz, special counsel to Borrower, Rome McGuigan, P.C., special Connecticut counsel to Borrower, Faegre Baker Daniels LLP, special Indian law counsel to Borrower and Rosenn, Jenkins & Greenwald LLP, special Pennsylvania counsel to Borrower, addressed to the Administrative Agent and each Lender, and such other opinions of counsel concerning the Tribe, Borrower the other Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
(xiii)    a certificate of a Senior Officer or Secretary of the Tribe and each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Tribe or such Loan Party and the validity against the Tribe or such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or

(B) stating that no such consents, licenses or approvals are so required;
(xiv)    a certificate signed by a Senior Officer of Borrower certifying that the conditions specified in Sections 4.01(b) and (c) below have been satisfied;
(xv)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with an executed lenders loss payable endorsement or additional insured endorsement, as applicable, with respect thereto;
(xvi)    a certificate signed by a Senior Officer or Secretary of the Tribe and Borrower attaching true, correct and complete copies of each of the Material Documents (including, in each case, any amendments or modifications of the terms thereof entered into as of the Closing Date);
(xvii)    evidence that Borrower shall have completed, or shall substantially simultaneously complete, an offer to exchange its existing Indebtedness under the Existing Second Lien Indenture, the Existing Senior Indenture and the Existing Senior Subordinated Indentures for new Exchange Second Lien Notes, Exchange Third Lien Notes and Exchange Senior Subordinated Notes, in each case at par, after the completion of which (i) not more than $85,000,000 in the aggregate of residual, post-exchange offer Indebtedness shall remain outstanding pursuant to the Existing 2012 Indenture and the Existing Senior Indenture, (ii) not more than $33,750,000 in the aggregate of residual, post-exchange offer Indebtedness shall remain outstanding pursuant to the Existing 2014 Indenture and the Existing 2015 Indenture;
(xviii)    executed counterparts of the First Lien Intercreditor Agreement and the General Intercreditor Agreement, together with executed acknowledgments of the subordination of the lien of any mortgages of record prior to the Closing Date (other than mortgages in favor of the First Out Agent) to the lien of the Mohegan Golf Mortgage or the Pocono Downs Mortgages, as applicable, each in form and substance satisfactory to the Administrative Agent and in a form suitable for recordation with the official records of the applicable county;
(xix)    an appraisal of Pocono Downs complying with the requirements of FIRREA (it being understood and agreed that the appraisal of Pocono Downs dated September 9, 2011 (with an effective date of value of August 12, 2011) shall satisfy the condition set forth in this clause (xix));
(xx)    a “declination” letter from the Office of General Counsel of the Commission in form and substance reasonably satisfactory to the Administrative Agent to the effect that the Loan Documents are not “management contracts” or “management agreements” within the meaning of IGRA and related regulations and confirming that no approval from the Commission is required with respect to the Loan Documents and that the Loan Documents do not violate IGRA’s sole proprietary interest requirement; and
(xxi)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.
(b)    The representations and warranties of the Tribe and each Loan Party contained in Articles V and VI and any other Loan Document, and which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date.
(c)    No Default or Event of Default shall exist, or would result from the Borrowing or from the application of the proceeds thereof.
(d)    The First Out Loan Agreement and First Out Loan Documents shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received evidence reasonably satisfactory to it that all conditions precedent to the Effective Date (as defined in the First Out Loan Agreement) have been satisfied or will be satisfied on the Closing Date.
(e)    Each of the Existing Second Lien Indenture, the Existing Senior Indenture, the Senior Subordinated Indentures, the Exchange Second Lien Indenture and the Exchange Third Lien Indenture and in each case the notes related thereto shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received evidence reasonably satisfactory to it that the covenants (including any restriction on the incurrence of indebtedness for borrowed money) in each Existing Senior Subordinated Indenture shall have been deleted.
(f)    The Administrative Agent shall have received evidence reasonably satisfactory to it that the Obligations have been duly designated as and constitute “Designated Senior Indebtedness” (or a similar designation) in respect of all Subordinated Obligations of the Loan Parties (including Indebtedness under each Senior Subordinated Indenture) , including, as applicable, pursuant to applicable Tribal Council resolutions.
(g)    Receipt by the Administrative Agent of a debt rating for the Loans from S&P and Moody’s Investor Services, Inc.
(h)    Any fees required to be paid on or before the Closing Date shall have been paid.
Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE TRIBE
In order to induce the Creditors to enter into this Agreement, the Tribe represents and warrants to the Creditors that, as of the Closing Date (but not as of any date subsequent thereto):
5.01    Existence and Qualification; Power; Compliance With Laws. The Tribe is federally recognized as an Indian Tribe pursuant to a determination of the Assistant Secretary - Indian Affairs, dated March 7, 1994, published in the Federal Register on March 15, 1994, as amended by a correction dated July 1, 1994, published in the Federal Register on July 20, 1994, and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of Title 26 of the Code. As of the Closing Date, the Tribe is a non-taxable entity for purposes of federal income taxation under the Code. The Tribe has all requisite power and authority to execute and deliver each Loan Document to which it is a party and to perform its respective Obligations. The Tribe is in material compliance with the terms of the Compact, the Gaming Authority Ordinance, the Gaming Ordinance and with all Laws and other legal requirements applicable to its existence and business (including, without limitation, IGRA and all Gaming Laws). The Tribe has obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except, in each case, where the failure so to comply, to obtain such authority, consents, approvals, orders, licenses and permits, or to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect. This Agreement and the other Loan Documents to which the Borrower is a party are each “Contracts of the Tribal Gaming Authority” within the meaning of Section 1 of Article XIII (entitled “Tribal Gaming Authority Amendment”) of the Constitution.
5.02    Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by the Tribe of the Loan Documents have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not:
(a)    require any consent or approval not heretofore obtained of any enrolled tribal member, Tribal Council member, Management Board member, security holder or creditor;
(b)    violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe or of Borrower;
(c)    result in or require the creation or imposition of any Lien (other than pursuant to the Collateral Documents) upon or with respect to any Authority Property now owned or leased or hereafter acquired;
(d)    violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe in any material respect;
(e)    constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of the United States, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction;
(f)    result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe is a party or by which the Tribe or any of its Property is bound or affected; or
(g)    require any consent or approval of any Governmental Authority, or any notice to, registration or qualification with any Governmental Authority, not heretofore obtained or obtained concurrently with the Closing Date;
and the Tribe is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 5.02(f) in any respect that constitutes a Material Adverse Effect.
5.03    No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is required to authorize or permit under applicable Laws the execution, delivery and performance by the Tribe of the Loan Documents to which it is a party, other than such as have been obtained on or prior to the Closing Date.
5.04    The Nature of Borrower. All activities of the Tribe constituting or relating to the ownership and operation of gaming facilities (including all class II and class III gaming activities within the meaning of IGRA) at Mohegan Sun and all activities of the Tribe constituting or relating to the ownership of hotel, restaurant, entertainment and resort facilities included within Mohegan Sun are conducted and owned by Borrower or a Restricted Subsidiary pursuant to the authority granted to Borrower in the Gaming Authority Ordinance, other than the basketball operations carried on by, and the related assets owned by, the WNBA Subsidiary.
5.05    No Management Contract. Neither this Agreement nor the other Loan Documents, taken individually or as a whole, constitute “management contracts” or “management agreements” within the meaning of Section 12 of IGRA and related regulations, or deprive the Tribe and Borrower of the sole proprietary interest and responsibility of the conduct of gaming activity at Mohegan Sun.

5.06    Intentionally Omitted.
5.07    Real Property. As of the Closing Date, Schedule 5.07 sets forth a summary description of all real property owned by the Tribe which is Authority Property, including all of the land underlying Mohegan Sun, and of all real property leasehold estates held by Borrower from the Tribe, which summary is accurate and complete in all material respects. Except as set forth in Schedule 5.07, the leases creating such real property leasehold estates are in full force and effect and create a valid leasehold estate on the terms of such lease, and the Tribe is not in default or breach of any material provision thereof. The copies of such real property leases heretofore furnished to the Administrative Agent are true copies and there are no amendments thereto as of the Closing Date copies of which have not been furnished to the Administrative Agent.
5.08    Intentionally Omitted.
5.09    Binding Obligations. The Loan Documents to which the Tribe is a party have been executed and delivered by the Tribe, and constitute the legal, valid and binding obligations of the Tribe, enforceable against the Tribe in accordance with their terms. The provisions of Section 12.15 are specifically enforceable against the Tribe, Borrower and its Restricted Subsidiaries.
5.10    No Default. No event has occurred and is continuing that is a Default or an Event of Default.
5.11    Disclosure. No written statement made by or on behalf of the Tribe to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made (including all other information disclosed by the Tribe, Borrower or their respective Subsidiaries theretofore). There is no fact known to the Tribe (other than matters of a general economic nature or matters generally applicable to businesses of the types engaged in by Borrower and its Restricted Subsidiaries) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Administrative Agent and the Lenders.
5.12    Gaming Laws. The Tribe is in material compliance with all applicable Gaming Laws.
5.13    Intentionally Omitted.
5.14    Arbitration. To the extent that any dispute among the parties to the Loan Documents is initiated in or referred to the Tribal Court, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute, and (ii) such court is obligated to honor and enforce any award by the arbitrator, without review of any nature by such court.

5.15    Recourse Obligations. Under current Law, no obligation of the Tribe of any type or nature may be recourse to Borrower unless and to the extent that Borrower has become an express obligor with respect thereto, and the Tribe has no authority, independent of Borrower, to incur any obligation on behalf of Borrower, to bind any Authority Property, or to grant Liens upon any Authority Property.
5.16    No Pending Referendum. No Tribal law permits any tribal member to challenge by referendum or initiative any action of the Tribal Council authorizing and approving the execution and delivery of any Loan Document or the application of the proceeds of the Loans (“Referendum Action”). No Referendum Action is, to the Tribe’s knowledge, threatened or pending which would reduce the obligations of the Tribe or Borrower under the Loan Documents or impair the enforceability of the Loan Documents or the rights of the Administrative Agent and the Lenders thereunder or cause a Material Adverse Effect.
5.17    Allocation Plan. Subject to the making of the Priority Distributions, all revenues of Borrower and its Restricted Subsidiaries are available to make payments required under the Loan Documents and such required payments under the Loan Documents are required to be paid as and when due prior to any applicable allocation of such revenues under the Allocation Plan or other applicable law.
5.18    Indian Lands. The lands on which the Mohegan Sun gaming operations of the Tribe and Borrower are conducted are “Indian lands” as defined in the IGRA and Borrower has the right to conduct class II and class III gaming on such lands under (x) the IGRA, (y) with respect to class III gaming, the Compact, and (z) applicable law.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BORROWER
Borrower represents and warrants to the Administrative Agent and the Lenders that:
6.01    Existence, Qualification and Power. Borrower is an unincorporated governmental instrumentality of the Tribe. As of the Closing Date, each of Borrower and its Restricted Subsidiaries is a non-taxable entity for purposes of federal income taxation under the Code and the gaming and other revenues of Borrower and its Restricted Subsidiaries are exempt from federal income taxation. To the extent required by Law, Borrower and its Restricted Subsidiaries are qualified to do business and are in good standing under the laws of each jurisdiction in which they are required to be qualified by reason of the location or the conduct of their business, except where failure to so qualify would not have a Material Adverse Effect. Borrower and its Restricted Subsidiaries each have all requisite power and authority to conduct their respective businesses, to own and lease their respective Properties, to execute and deliver each Loan Document to which they are a party and to perform their respective Obligations. As of the Closing Date, the chief executive offices of Borrower are located in Uncasville, Connecticut at the address for notices set forth on the signature pages hereto. Borrower and its Restricted Subsidiaries are in material compliance with the terms of the Compact, the Gaming

Ordinance, the Gaming Authority Ordinance and with all Laws and other legal requirements applicable to their existence and business (including, without limitation, IGRA and all Gaming Laws), have obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of their business, except, in each case, where the failure so to comply, to obtain such authority, consents, approvals, orders, licenses and permits, or to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.
6.02    Authorization; No Contravention. The execution, delivery and performance by Borrower and their Restricted Subsidiaries of the Loan Documents have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not:
(a)    require any consent or approval not heretofore obtained of any enrolled tribal member or Tribal Council member, Management Board member, security holder or creditor;
(b)    violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe, Borrower or its Restricted Subsidiaries;
(c)    result in or require the creation or imposition of any Lien (other than pursuant to the Collateral Documents) upon or with respect to any Authority Property now owned or leased or hereafter acquired;
(d)    violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe, Borrower or its Restricted Subsidiaries;
(e)    constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of the United States, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction;
(f)    result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe, Borrower or any of its Restricted Subsidiaries is a party or by which the Tribe, Borrower, its Restricted Subsidiaries or any of their Property is bound or affected; or
(g)    require any consent or approval of any Governmental Authority, or any notice to, registration or qualification with any Governmental Authority, not heretofore obtained or obtained concurrently with the Closing Date;

and Borrower and its Restricted Subsidiaries are not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 6.02(f), in any respect that constitutes a Material Adverse Effect.
6.03    Governmental Authorization; Other Consents. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and its Restricted Subsidiaries of the Loan Documents to which they are parties, other than such as have been obtained on or prior to the Closing Date.
6.04    Binding Effect. The Loan Documents to which Borrower and its Restricted Subsidiaries are party have been executed and delivered by Borrower and its Restricted Subsidiaries, as applicable. Each of the Loan Documents executed by Borrower and its Restricted Subsidiaries constitute the legal, valid and binding obligations of Borrower and its Restricted Subsidiaries, as applicable, enforceable against Borrower and its Restricted Subsidiaries, as applicable, in accordance with their terms.
6.05    Financial Statements; No Material Adverse Effect; No Internal Control Event.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness whether or not Borrower is described as obligor with respect thereto.
(b)    The consolidated balance sheets of Borrower and its consolidated subsidiaries dated December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower and its consolidated subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    As of the Closing Date, Borrower and its Restricted Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the financial statements described in Section 6.05(b) or the notes to the financial statements described in Section 6.05(a). Each financial statement of Borrower which is hereafter delivered in accordance with Section 8.01 includes as liabilities of Borrower, all then existing Indebtedness, whether or not Borrower is described as obligor with respect thereto. No Property which is not Authority Property is described as an asset of Borrower or any of its Restricted Subsidiaries on any balance sheet or other financial statement of Borrower provided to the Administrative Agent or the Lenders.
(d)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no event or circumstance has occurred since the date of the Audited Financial Statements that constitutes a Material Adverse Effect.
(e)    To the knowledge of each Senior Officer of Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement, in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of Borrower and its Restricted Subsidiaries on a consolidated basis.
6.06    Litigation. Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance and with respect to which the insurance carrier has not denied coverage, nor issued any denial of claim, nor any other statement that the claim is in excess of coverage, (b) any matter, or series of related matters, not fully covered by insurance (subject to applicable deductibles and retentions) involving a claim against Borrower or its Restricted Subsidiaries which is not reasonably likely to be adversely determined or, if adversely determined, would not reasonably be expected to result in a Material Adverse Effect, and (c) as of the Closing Date, matters set forth in Schedule 6.06, there are no actions, suits, proceedings or investigations pending as to which Borrower or its Restricted Subsidiaries has been served or have received notice or, to the knowledge of each Senior Officer of Borrower, threatened against or affecting Borrower, its Restricted Subsidiaries or any of their Property before any Governmental Authority. There is no reasonable basis to believe that any of the matters described on Schedule 6.06 may result in or constitute a Material Adverse Effect.
6.07    No Default. No event has occurred and is continuing that is a Default or an Event of Default.
6.08    Ownership of Property; Liens. As of the Closing Date, Borrower and its Restricted Subsidiaries have good and valid title to all the Authority Property reflected in the financial statements described in Section 6.05 other than immaterial items of Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than Liens permitted by Section 9.01 and Permitted Rights of Others, provided that title to the real property comprising a portion of Mohegan Sun is held by the United States in trust on behalf of the Tribe. The Authority Property includes all real, mixed and personal property which is operationally integral to the on-reservation gaming activities of

Borrower.
6.09    Environmental Compliance. Except as described in Schedule 6.09, neither Borrower nor, to the knowledge of each Senior Officer of Borrower, any predecessor in title or any third person at any time occupying or present on the Real Property at any time has disposed of, discharged, released or threatened the release of any material amount of Hazardous Materials on, from or under such real property in any manner that violates any Hazardous Materials Law except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect. Except as described in Schedule 6.09, no condition exists that violates any Hazardous Material Law affecting the Real Property except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect. Except as described in Schedule 6.09, the Real Property and each portion thereof is not and has not been utilized by Borrower or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials, except as may not reasonably be expected to result in any material liability to Borrower and its Subsidiaries. As of the Closing Date, the Real Property is in compliance with all Hazardous Materials Law, except as may not reasonably be expected to result in any material liability to Borrower and its Subsidiaries. As of each date following the Closing Date, the Real Property is in compliance with all Hazardous Materials Laws, except to the extent that any non-compliance could not reasonably be expected to have a Material Adverse Effect. Except as described in Schedule 6.09, to the extent that any Hazardous Materials have been, or are, used, generated or stored by Borrower or any of its Restricted Subsidiaries on any Real Property, or transported to or from such Real Property by Borrower or any of its Restricted Subsidiaries, such use, generation, storage and transportation have been and are in compliance with all Hazardous Materials Laws except to the extent that any such non-compliance could not reasonably be expected to have a Material Adverse Effect
6.10    Insurance. The properties of Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Restricted Subsidiary operates.
6.11    Taxes. Borrower and its Restricted Subsidiaries have filed all tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or a Restricted Subsidiary, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained.
6.12    ERISA Compliance. As of the Closing Date neither Borrower nor any ERISA Affiliate maintains, contributes to or is required to contribute to any “employee pension benefit plan” that is subject to Title IV of ERISA.
6.13    Subsidiaries; Equity Interests. As of the Closing Date, Schedule 6.13 correctly sets forth the names, form of legal entity, number of shares of capital stock or other equity interests issued and outstanding, and the record owner thereof and jurisdictions of organization of all Subsidiaries of Borrower and designates which Subsidiaries are Unrestricted Subsidiaries. As of the Closing Date, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Restricted Subsidiary are owned directly or indirectly by Borrower, there are no outstanding options, warrants or other rights to purchase capital stock of any such Restricted Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Liens permitted under Section 9.01.
6.14    Margin Regulations; Investment Company Act.
(a)    No part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” (as such term is defined in Regulations T, U and X of the FRB) in violation of Regulations T, U and X. Borrower and its Subsidiaries are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock.”
(b)    Neither Borrower, any Person Controlling Borrower, the Tribe nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15    Disclosure. No written statement made by or on behalf of Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated by this Agreement, or in connection with any Loan or other Loan Document, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made (including all other information disclosed by the Tribe, Borrower or their respective Subsidiaries theretofore). There is no fact known to Borrower or its Restricted Subsidiaries (other than matters of a general economic nature or matters generally applicable to businesses of the types engaged in by Borrower and its Restricted Subsidiaries) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Administrative Agent and the Lenders.
6.16    Compliance with Laws.
(a)    As of the Closing Date, Borrower and its Restricted Subsidiaries are in material compliance with all applicable Gaming Laws.
(b)    As of each date following the Closing Date, Borrower and its Restricted Subsidiaries are in compliance with all applicable Gaming Laws, except for any failure to be in compliance that could not reasonably be expected to have a Material Adverse

Effect.
6.17    Taxpayer Identification Number. Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 12.02.
6.18    Intangible Assets. Borrower and its Restricted Subsidiaries own, or possess the right to use to the extent necessary in their business, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of the business of Borrower and its Restricted Subsidiaries as now operated and which are material to the condition (financial or otherwise), business or operations of Borrower and its Restricted Subsidiaries, and no such Intangible Asset conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.
6.19    Intentionally Omitted.
6.20    Designated Senior Indebtedness. The Obligations have been duly designated as and constitute “Designated Senior Indebtedness” (or a similar designation) in respect of all Subordinated Obligations of the Loan Parties (including Indebtedness under each Senior Subordinated Indenture).
6.21    Real Property Underlying Mohegan Sun. As of the Closing Date, Schedule 5.07 sets forth a summary description of all real property leasehold estates held by Borrower from the Tribe (including the Real Property underlying Mohegan Sun), which summary is accurate and complete in all material respects. Schedule 6.21A sets forth a summary description of all real property owned by the Pocono Downs Subsidiaries, and Schedule 6.21B sets forth a summary description of all real property owned by Mohegan Golf, LLC. Except as set forth in Schedule 5.07, the leases creating such real property leasehold estates are in full force and effect and create a valid leasehold estate on the terms of such lease, and neither Borrower nor the Tribe is in default or breach of any material provision thereof. The copies of such real property leases heretofore furnished to the Administrative Agent are true copies and there are no amendments thereto existing as of the Closing Date copies of which have not been furnished to the Administrative Agent. The Authority Property includes all real, mixed and personal property which is operationally integral to the on-reservation gaming activities of Borrower.
6.22    Projections. As of the Closing Date, to the knowledge of each Senior Officer of Borrower, the assumptions upon which the Projections are based are reasonable and consistent with each other and with all facts known to Borrower and no material assumption is omitted as a basis for the Projections, and the Projections are reasonably based on such assumptions. Nothing in this Section shall be construed as a representation, warranty or covenant that the Projections in fact will be achieved.
6.23    Employee Matters. There is no strike or work stoppage in existence or, to Borrower’s knowledge, threatened involving Borrower or any of its Restricted Subsidiaries that would constitute a Material Adverse Effect.
6.24    Security Interests. The Lien created by the Security Agreement in favor of the Administrative Agent is perfected to the fullest extent that the same may be perfected by the filing of financing statements under the applicable state versions of the Uniform Commercial Code and the UCC Ordinance, to the extent applicable, or other applicable state Uniform Commercial Code with respect to each of the other Restricted Subsidiaries executing the Security Agreement. Upon recordation with the Land Title and Records Office of the Bureau of Indian Affairs and with the Town of Montville, Connecticut, the Leasehold Mortgage creates a valid and perfected Lien in favor of the Administrative Agent in the collateral described therein securing the Obligations. The Pocono Downs Mortgages create a valid and perfected Lien in favor of the Administrative Agent in the collateral described therein securing the Obligations of the applicable Pocono Downs Subsidiaries. The Mohegan Golf Mortgage creates a valid and perfected Lien in favor of the Administrative Agent in the collateral described therein securing the Obligations of Mohegan Golf, LLC. The Pledge Agreement creates a valid Lien in favor of the Administrative Agent in the pledged collateral described therein and all action necessary to perfect the Liens so created shall have been taken and completed. Each of the Liens described in this Section are of first priority except to the extent the Liens of the First Out Agent on the collateral described in this Section are not of first priority. Each of the other Collateral Documents creates a valid Lien on the collateral described therein, securing the Obligations.
6.25    Arbitration. To the extent that any dispute among the parties to the Loan Documents is initiated in or referred to the Tribal Court, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute, and (ii) such court is obligated to honor and enforce any award by the arbitrator, without review of any nature by such court.
6.26    Deposit Accounts. Borrower and its Restricted Subsidiaries do not maintain any Operating Account which is not listed on Schedule 6.26 or the existence of which has not been disclosed to the Administrative Agent and the Lenders in writing.
6.27    Tax Shelter Regulations. Borrower does not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).
6.28    No Licensure Required. No party to this Agreement is required to register with, give notice to any Person or receive any permit or license from any Gaming Board or other Governmental Authority by reason of any Laws of the Tribe or Gaming Laws in connection with its entering into any Loan Document, receipt of any Note or performance or observance of any obligation of such party under any Loan Document, in each case except as such registration has been obtained, such notice has been given or such permit or license has been received on or prior to the Closing Date.

6.29    Foreign Assets Control, Etc.
(a)    No Loan Party (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. No Loan Party engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. Each Loan Party is in compliance, in all material respects, with the Patriot Act. Each Loan Party has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws including the requirement that (i) no Person who owns any direct or indirect interest in any Loan Party is a Designated Person, (ii) funds invested directly or indirectly in any Loan Party are derived from legal sources.
(b)    No portion of the proceeds of any Loan or other credit made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE VII
COVENANTS OF THE TRIBE
So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than the obligations referenced in Sections 3.01, 3.04, 3.05, 3.06, 12.04 and 12.05), the Tribe shall:
7.01    Continual Operation of Mohegan Sun. Cause Borrower to continuously operate Mohegan Sun and refrain from conducting any gaming activities on the Tribe’s reservation near Uncasville, Connecticut (including without limitation all class II and class III gaming activities (as defined in IGRA)) through any Person, agency or instrumentality other than Borrower.
7.02    Remittance of Available Cash Flow. Cause Borrower, to the extent that Available Cash Flow exists, promptly and in any event within two Business Days following demand by the Administrative Agent (with such demand to be made only following the date upon which any such payment is due hereunder and has not been made by Borrower), to remit to the Administrative Agent from Available Cash Flow all payments of principal, interest, fees and other amounts payable to the Creditors under the Loan Documents.
7.03    Sovereign Immunity; Jurisdiction and Venue. Refrain from asserting that the provisions of this Article and Sections 12.14, 12.15, 12.17 and 12.18 are not valid, binding and legally enforceable against the Tribe, Borrower and its Restricted Subsidiaries, as applicable, and reaffirm in writing upon request the valid, binding and enforceable nature of the provisions of this Article and Sections 12.14, 12.15, 12.17 and 12.18.

7.04    The Lease and the Landlord Consent. Continuously abide by the terms of the Lease and the Landlord Consent in all material respects.
7.05    Preservation of Existence; Operation.
(a)    Do all things necessary to maintain the existence of the Tribe as a federally recognized Indian Tribe under 25 C.F.R. Part 83 and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of Title 26 of the Code; and
(b)    Continuously maintain the existence of Borrower as a governmental instrumentality of the Tribe.
7.06    Ownership of Mohegan Sun. Not form or acquire any corporation or other business entity for the purpose of directly or indirectly owning Mohegan Sun or any interest therein other than Borrower, provided that Borrower shall be entitled to form one or more wholly-owned Restricted Subsidiaries for the purpose of owning or operating Authority Property associated with Mohegan Sun to the extent that concurrently with their formation the provisions of Section 8.15 are satisfied.
7.07    Prohibited Transactions. Not knowingly accept any Distribution or other payment from Borrower or its Restricted Subsidiaries the making of which is prohibited hereunder (the Tribe hereby agreeing that any such payment or Distribution, whether knowingly or unknowingly accepted, will be held by the Tribe in trust for the benefit of the Administrative Agent and the Lenders, and shall be paid forthwith over and delivered, upon the request of the Administrative Agent or Borrower, to Borrower), or enter into any transaction with Borrower or any of its Restricted Subsidiaries which is prohibited by Section 9.08.
7.08    Amendments to Certain Documents. Not, and cause Borrower not to, terminate, amend, modify or waive any term or provision of any Material Document, or waive any rights thereunder in any respect which is materially adverse to the interests of the Administrative Agent or the Lenders, provided that the UCC Ordinance provides and shall provide that any amendment to the Uniform Commercial Code as enacted from time to time by Connecticut shall be automatically incorporated in the Tribe’s Uniform Commercial Code.
7.09    Impairment of Contracts; Imposition of Governmental Charges.
(a)    Not adopt, enact, promulgate or otherwise place into effect any tribal Law which impairs or interferes, or could impair or interfere, in any manner, with any right or remedy of the Creditors, the Obligations of the Tribe or the Loan Parties under this Agreement or the other Loan Documents; or
(b)    Not demand, impose or receive any tax, charge, assessment, fee or other imposition (except as specifically contemplated by Sections 9.05, 9.06 or 9.08) or impose any regulatory or licensing requirement, against Borrower, its Restricted Subsidiaries or their customers or guests, their operations or Authority Property (including, without limitation, Mohegan Sun or Pocono Downs), the Creditors, the employees, officers, directors, patrons or vendors of Borrower and its Restricted Subsidiaries, other than (i) as provided in the Gaming Ordinance, (ii) charges upon Borrower and the Restricted Subsidiaries to pay the actual and reasonable regulatory expenditures of the Mohegan Tribal Gaming Commission under the Gaming Ordinance, (iii) fees imposed on Borrower and its Restricted Subsidiaries by the Commission under IGRA, (iv) the actual costs to the Tribe of services provided to Borrower under the Town Agreement, and (v) sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other taxes imposed by the Tribe at rates which are not more onerous than corresponding or similar taxes which may be imposed by the State of Connecticut or local governments in the surrounding area, provided that the Tribe shall not impose any taxes which are the functional equivalent of property taxes, gross receipts or gross revenues taxes, business franchise taxes or income taxes upon Borrower and its Restricted Subsidiaries, and any such taxes shall (x) be of general application to all similarly situated persons, (y) not be duplicative of payments made by Borrower and its Restricted Subsidiaries for services provided by the Tribe to Borrower and its Restricted Subsidiaries and permitted under Section 9.06(b), and (z) be rationally related to the overall tax policy of the Tribe.
7.10    Segregation of Authority Property.
(a)    Segregate all Authority Property, including all funds and bank accounts, from the Property of the Tribe; or
(b)    Not commingle any Authority Property (including any funds or bank accounts) with any other Property of the Tribe or its Affiliates which is not Authority Property.
7.11    Trust Property. Not convey into trust with the federal government of the United States of America, to be held for the benefit of the Tribe or any of its Affiliates, any Authority Property other than interests in real property and improvements thereon associated with Mohegan Sun in the vicinity of Uncasville, Connecticut.
7.12    Liens on Authority Property. Not create, incur, assume or suffer to exist any Lien or other encumbrance upon Authority Property which is not permitted by Section 9.01.
7.13    Bankruptcy Matters; Etc.
(a)    Not enact any bankruptcy or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Creditors provided for in the Loan Documents;
(b)    Not, nor permit Borrower, its Restricted Subsidiaries or any of the Tribe’s representatives, political subunits, agencies, instrumentalities or councils to, exercise any power of eminent domain over Mohegan Sun. Except as required by state or federal Law, the Tribe will not enact any statute, law, ordinance or rule that would have a material adverse effect upon the rights of the Creditors under the Loan Documents; and
(c)    The Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of or with respect to Borrower and its Restricted Subsidiaries, the Creditors shall be entitled to receive payment in full of all Obligations before any payment or distribution is made to the Tribe.
7.14    Impairment of Contracts. The Tribe agrees that any action taken in violation of Sections 7.08, 7.09 or 7.13 shall be deemed in contravention of Article XIV (entitled “Non-Impairment of Contracts”) of the Constitution.
ARTICLE VIII
AFFIRMATIVE COVENANTS OF BORROWER
So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than the obligations referenced in Sections 3.01, 3.04, 3.05, 3.06, 12.04 and 12.05), Borrower shall, and shall (except in the case of the covenants set forth in Sections 8.01, 8.02 and 8.03) cause each of its Restricted Subsidiaries to:
8.01    Financial Statements. Deliver to the Administrative Agent and each Lender, in reasonable form and detail:
(a)    as soon as available, but in any event within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending September 30, 2012), an audited consolidated balance sheet of Borrower and its Restricted Subsidiaries (which may also include Unrestricted Subsidiaries and other Persons) as at the end of such Fiscal Year, and the related audited consolidated statements of income or operations, retained earnings, and cash flows for such Fiscal Year, all in reasonable detail and prepared in accordance with GAAP and in a manner that would be in accordance with Regulation S‑X of the Securities Laws if Borrower’s financial statements were subject thereto, such consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing selected by Borrower, which report and opinion shall be prepared based on an audit conducted in accordance with GAAP as at such date, and which opinion shall be an unqualified opinion without additional explanatory or non-standard wording which the Required Lenders determine is unacceptable and with no limitation as to the scope of their audit and (ii) appropriate breakouts of the financial position and results of operations of Unrestricted Subsidiaries and other Persons whose assets or results of operations are included in such financial statements but are not Authority Property.

(b)    as soon as available, but in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (commencing with the Fiscal Quarter ending March 31, 2012), other than the fourth Fiscal Quarter of each Fiscal Year, a consolidated balance sheet of Borrower and its Restricted Subsidiaries (which may also include Unrestricted Subsidiaries and other Persons) as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, retained earnings and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, all in reasonable detail, such consolidated statements to be certified by a Senior Officer of Borrower as fairly presenting the financial condition, results of operations and changes in financial position or cash flows of Borrower and its Restricted Subsidiaries in accordance with GAAP (other than any requirement for footnote disclosures) consistently applied, and in a manner that would be in accordance with Regulation S‑X of the Securities Laws if Borrower’s financial statements were subject thereto, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments, together with breakouts of the financial position and results of operations of Unrestricted Subsidiaries or other Persons whose assets or results of operations are included in such financial statements but are not Authority Property.
8.02    Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Section 8.01(a) and (b), a written discussion and analysis of the financial condition and results of operations of Borrower and its Restricted Subsidiaries (which may also include Unrestricted Subsidiaries and other Persons) in reasonable detail, including in the case of any such report delivered in connection with the financial statements referred to in Section 8.01(a), an explanation of any material variance from operational results or balance sheet items contained in projections previously delivered to the Lenders;
(b)    concurrently with the delivery of the financial statements referred to in Sections 8.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief operating officer or chief financial officer of Borrower;
(c)    as soon as practicable, and in any event within 20 days after the end of each calendar month, a monthly revenue report showing revenues for the prior calendar month associated with each gaming category, occupancy percentage, average hotel room rental rates experienced by the Mohegan Sun and Pocono Downs, to the extent applicable, during such monthly period and a breakout of the Mohegan Sun operations, Pocono Downs operations and any other material operations of Borrower;
(d)    as soon as practicable, and in any event within 90 days after the commencement of each Fiscal Year, consolidated projected financial statements by Fiscal Quarter through the Maturity Date, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of Borrower, each of which shall be in reasonable detail and reasonably acceptable to the Administrative Agent and in any event shall include (i) the projected Distributions to be made to the Tribe by Borrower, (ii) the amount of EBITDA projected through the Maturity Date, (iii) the amount of Interest Charges anticipated to be incurred through the Maturity Date, and (iv) projected Capital Expenditures and Maintenance Capital Expenditures and a breakout by property and category.
(e)    promptly following receipt thereof, copies of any detailed audit reports or recommendations submitted to the Tribe or Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Restricted Subsidiaries or any audit of Borrower or any of its Restricted Subsidiaries;
(f)    promptly following the filing thereof (i) copies of each monthly revenue report filed by Borrower or any of its Restricted Subsidiaries (or by the Tribe in respect of its gaming operations or any Authority Property) with any Governmental Agency; and (ii) all reports which Borrower is required to file with the Commission under 25 C.F.R. Part 514;
(g)    promptly after the same are available, a copy of the Form 5500 series report of each Pension Plan maintained by Borrower or any ERISA Affiliate as filed with the Internal Revenue Service for each Fiscal Year;
(h)    promptly, such additional data and information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, Mohegan Sun, Pocono Downs, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request; and
(i)    such information concerning the Tribe, Borrower and the Restricted Subsidiaries as the Administrative Agent may reasonably request.
Documents required to be delivered pursuant to Section 8.01(a), (b) or (g) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website, the Securities Exchange Commission website or whether sponsored by the Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper or electronic “portable document format” copies of the Compliance Certificates required by Section 8.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each of the Tribe and Borrower hereby acknowledges that (a) the Administrative Agent and/or WFS will make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Each of the Tribe and Borrower hereby agrees that so long as it is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or are actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, WFS and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and WFS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
8.03    Notices. Promptly notify the Administrative Agent:
(a)    and in any event within five Business Days after a Senior Officer of the Tribe or Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, with written notice specifying the nature and period of existence thereof and specifying what action the Tribe and Borrower are taking or propose to take with respect thereto;
(b)    and in any event within five Business Days after (i) the occurrence of an event that requires a mandatory prepayment under the First Out Loan Agreement and/or this Agreement and/or (ii) any waiver of any such requirement under the First Out Loan Agreement;
(c)     (i) of any voluntary prepayment of First Out Obligations (other than revolving loan obligations), (ii) of voluntary reductions of the Aggregate Revolving Commitments (as defined in the First Out Loan Agreement) and (iii) of any amendment, termination, modification or waiver of the terms and provisions of the First Out Loan Documents or any other agreement in respect of Material Indebtedness;
(d)    as soon as practicable, and in any event not less than five Business Days (or, if acceptable to the Administrative Agent, a shorter period) prior to the proposed effective date thereof, with written notice of any proposed amendment, modification or waiver of the terms and provisions of any of the Material Documents;
(e)    promptly upon a Senior Officer of Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower or its Restricted Subsidiaries that is, in the reasonable opinion of their independent legal counsel, worth $10,000,000 or more in excess of the amount thereof that is fully covered by insurance (subject to applicable deductibles and retentions), (ii) any creditor or lessor under a written credit agreement with respect to Indebtedness in excess of $10,000,000 or lease involving unpaid rent in excess of $10,000,000 has asserted a default thereunder on the part of Borrower or its Restricted Subsidiaries, (iii) any Person commenced a legal proceeding with respect to a claim against Borrower or its Restricted Subsidiaries under a contract that is not a credit agreement or lease in excess of $10,000,000, (iv) any labor union has notified Borrower or its Restricted Subsidiaries of its intent to strike against Borrower or its Restricted Subsidiaries on a date certain, which strike could reasonably be expected to have a Material Adverse Effect, or (v) any other event or circumstance occurs or exists that would constitute a Material Adverse Effect, in each case with a written notice describing the pertinent facts relating thereto and what action Borrower is taking or proposes to take with respect thereto;
(f)    promptly after Borrower has notified Administrative Agent of any intention by Borrower to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;
(g)    of the occurrence of any ERISA Event;
(h)    of any material change in accounting policies or financial reporting practices by Borrower or any Restricted Subsidiary;
(i)    of the determination by the Registered Public Accounting Firm providing the opinion required under Section 8.01(a) (in connection with its preparation of such opinion) or Borrower’s determination at any time of the occurrence or existence of any Internal Control Event.
Each notice pursuant to this Section 8.03 shall be accompanied by a statement of a Senior Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
8.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Restricted Subsidiary.
8.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 9.04 or 9.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
8.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties, intellectual property and equipment used in the operation of its business in good working order and condition, subject to wear and tear in the ordinary course of business, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of Borrower and its Restricted Subsidiaries shall not constitute a violation of this covenant; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) maintain its ownership of, or license in, as the case may be, all intellectual property necessary for the operation of Mohegan Sun and Pocono Downs; and (d) use the standard of care typical in the industry (or superior) in the operation and maintenance of its facilities.
8.07    Maintenance of Insurance.
(a)    Maintain liability, casualty and other insurance with respect to itself and applicable Authority Property (subject to customary deductibles and retention) with responsible insurance companies against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower operates and, in any event, (i) workers’ compensation insurance, to the extent required to comply with all applicable state, territorial and United States laws and regulations, (ii) comprehensive general liability insurance with minimum limits of $2,000,000, (iii) umbrella liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $100,000,000 and (iv) property insurance protecting Mohegan Sun and Pocono Downs for possible damage by fire, lightening, wind-storm, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane and such other risks and hazards as are from time to time covered by an “all risk” policy or a property policy covering “special” causes of loss. The insurance referred to in clause (iv) shall provide coverage which is not less than the Maximum Foreseeable Loss (as determined from time to time) in respect of Mohegan Sun and related improvements and Pocono Downs and related improvements.
(b)    To the extent that any construction having an overall project budget in excess of $10,000,000 is contemplated by Borrower or any of its Restricted Subsidiaries for any of their respective Properties, Borrower shall provide the Administrative Agent with not less than thirty days prior written notice thereof, and the Loan Parties shall maintain and keep in force, at all times during the period of construction, and with respect to any property affected by such construction, a policy or policies of builder’s “all risk” insurance in nonreporting form in an amount not less than the full insurable completed value of such portion of the affected property on a replacement cost basis. All such insurance shall be carried through sound and reputable insurance companies.
(c)    Each policy required by this Section shall name the Administrative Agent as an additional insured and mortgagee, and shall to the extent relevant, include a waiver of subrogation against the Administrative Agent and the Lenders, contain a provision that provides for a severability of interests, and shall provide that an act or omission by one of the insured shall not reduce or void coverage with respect to the other insureds, insure against loss or damage by hazards customarily included within “all risk” and “extended coverage” policies (and shall include fire, sprinkler leakage, windstorm, hurricane, international and domestic acts of terrorism, earthquake, steam boiler, pressurized vessel and machinery insurance insuring both against breakdown and explosion or other losses to personal property resulting from the use or maintenance thereof), shall contain a loss payable endorsement or additional insured endorsement, as applicable, in a form acceptable to the Administrative Agent in favor of the Administrative Agent and shall be primary and noncontributory with any other insurance carried by the Administrative Agent or the Lenders.
(d)    The Loan Parties shall supply the Administrative Agent with certificates of each policy required hereunder, and, if requested, an original or underlyer of each such policy and all endorsements thereto. Prior to the expiration of any insurance policy required hereunder, the Loan Parties shall furnish the Administrative Agent with adequate proof that the policy has been reinstated, renewed or a new policy issued or continuing in force the insurance. If any Loan Party fails to pay any premium, the Administrative Agent shall have the right, but not the obligation, to advance funds to pay such premiums on behalf of the Lenders; provided that no such funds shall be advanced to pay such premiums under any insurance policies with respect to any gaming operations or facilities regulated by IGRA unless an Event of Default exists and is continuing (including by reason of a failure to pay any such premium). Borrower shall repay the Administrative Agent immediately on demand for any advance for such premiums, which shall be considered to be an additional loan bearing interest from the date of demand at the Default Rate.
8.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
8.09    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of Borrower and its Restricted Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower and its Restricted Subsidiaries, as the case may be.
8.10    Inspection Rights. Subject to applicable regulatory requirements, upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to unreasonably interfere with the business of Borrower and its Restricted Subsidiaries), permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, at the sole expense of Borrower, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect Mohegan Sun, Pocono Downs and the other material properties of Borrower and its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and its Restricted Subsidiaries with any of its officers, key employees, and accountants, and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the senior management of Borrower.
8.11    Use of Proceeds. Use the proceeds of the Loans to refinance existing Indebtedness of the Borrower (and permanently reduce commitments) under the Existing Loan Agreement (as defined in the First Out Loan Agreement) and to pay fees, commissions, accrued interest and expenses in connection therewith and with the other transactions to be consummated on the Closing Date.
8.12    Hazardous Materials Laws. Keep and maintain the Real Property and each portion thereof in compliance in all material respects with all Hazardous Materials Laws and promptly advise Administrative Agent in writing of:
(a)    any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing pursuant to any applicable Hazardous Materials Laws;
(b)    any and all claims made or threatened in writing, and received by Borrower, by any third party against Borrower or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials; and

(c)    discovery by any Senior Officer of the Tribe or Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property that could reasonably be expected to cause the Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Real Property under any Hazardous Materials Laws, provided that the good faith failure of Borrower to comply with Hazardous Materials Laws shall not constitute a breach of the covenants in this Section 8.12 if (x) Borrower is diligently attempting to comply therewith, and (y) such non-compliance would not have, individually or in the aggregate, a Material Adverse Effect.
8.13    Deposit and Brokerage Accounts. Within thirty days following the opening of each Operating Account, enter into and cause its Restricted Subsidiaries, except the WNBA Subsidiary, to enter into a Deposit Account Agreement with respect to each Operating Account hereafter established.
8.14    Continual Operation of Mohegan Sun. Continuously operate Mohegan Sun substantially in the manner operated as of the Closing Date (or as contemplated on the Closing Date to be operated) and in any event in material compliance with the Gaming Ordinance, the Gaming Authority Ordinance all applicable Laws and the Compact, and refrain from conducting any gaming activities (including without limitation all Class II and Class III gaming activities (as defined in IGRA)) at any location on the Tribe’s current reservation near Uncasville, Connecticut, other than Mohegan Sun.
8.15    Future Subsidiaries and Collateral.
(a)    Cause each Person which is at any time a Restricted Subsidiary to promptly execute and deliver to the Administrative Agent or otherwise become a party to the Guaranty, the Security Agreement and other applicable Collateral Documents and any and all other documents reasonably required by the Administrative Agent in connection with the Loan Documents.
(b)    Execute, and cause each of its Restricted Subsidiaries other than the WNBA Subsidiary to execute, and to deliver to the Administrative Agent, promptly upon request of the Administrative Agent, such Collateral Documents as are reasonably required by the Administrative Agent to create a valid and perfected Lien upon any material property which they hereafter acquire (excluding property not required to be encumbered by the existing Collateral Documents), provided that:
(i)    Borrower and its Restricted Subsidiaries will not be required to pledge their respective interests under third-party management, development or other related agreements entered into by Borrower or its Restricted Subsidiaries with respect to third-party gaming facilities; and
(ii)    Borrower and its Restricted Subsidiaries will not be required to pledge their equity interests in (A) any Person which is not wholly-owned, directly or indirectly, by Borrower or its Restricted Subsidiaries to the extent such pledge is restricted by the organizational documents of such Person or by contract with other holders of Securities of such Person, (B) the WNBA Subsidiary or (C) any Tribal Entity.
(c)    Promptly deliver to the First Out Agent or, after the Discharge of Loan Agreement Obligations, the Administrative Agent, in pledge all of the certificated Equity Interests held by Borrower and any of its Restricted Subsidiaries in any Person which hereafter becomes a Restricted Subsidiary, but not the Equity Interests in (A) any Person which is not wholly-owned, directly or indirectly, by the Tribe or Borrower or its Restricted Subsidiaries, (B) the WNBA Subsidiary or (C) any Tribal Entity.
(d)    Promptly following the request of the Administrative Agent, and subject to any contractual restrictions in the mortgages and other related papers encumbering the Lahaniatis Property, Borrower shall deliver to the Administrative Agent and record an effective mortgage in a form reasonably acceptable to the Administrative Agent on Borrower’s interest in the Lahaniatis Property to secure the Obligations.
8.16    Amendments to Mortgages. If requested by any Acceptable Swap Counterparty as a condition to such Acceptable Swap Counterparty entering into a Secured Swap Contract with Borrower, execute and deliver to the Administrative Agent such amendments to the Mortgages as the Administrative Agent and such Acceptable Swap Counterparty may reasonably request to expressly include the Obligations under such Secured Swap Contract in the obligations secured by such Mortgages, together with such title policy endorsements as the Administrative Agent may reasonably request to insure the priority and perfection of such Mortgages to the same extent provided by the original title policies issued with respect to such Mortgages.
8.17    Post-Closing Covenants. (a) No later than the date that is ninety (90) days after the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion), obtain the approval of the Bureau of Indian Affairs with respect to the Leasehold Mortgage and do all things reasonably necessary to cause the Leasehold Mortgage to be recorded and the Title Company to issue the title policy contemplated by Section 4.01(a)(vii) as soon as reasonably practicable after obtaining such approval in the same form as, and with no exceptions other than those set forth in, the pro forma title policy attached as Schedule 8.17 hereto (except that notices of the Spa Leases (as defined below) may appear as exceptions to coverage under the title policy if Borrower, after using commercially reasonable efforts, is unable to obtain an executed SNDA from the tenant under the Spa Leases); (b) promptly execute and deliver a revised version of the Leasehold Mortgage if necessary to obtain the approval of the Bureau of Indian Affairs; (c) as soon as reasonably practicable after the recording of the Leasehold Mortgage, provide evidence to the Administrative Agent that a certified copy of such Mortgage has been lodged with the Secretary of the Tribal Council and (d) use commercially reasonable efforts to obtain an executed SNDA from the tenant under the lease agreements for the spa, fitness center and hair salon at Mohegan Sun (collectively, the “Spa Leases”).

ARTICLE IX
NEGATIVE COVENANTS
So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than the obligations referenced in Sections 3.01, 3.04, 3.05, 3.06, 12.04 and 12.05), Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
9.01    Liens. Create, incur, assume or suffer to exist any Lien upon any Authority Property, whether now owned or hereafter acquired, other than the following:
(a)    (i) Liens pursuant to any Loan Document, and (ii) Liens pursuant to the First Out Loan Agreement and any other First Out Loan Document so long as such Liens are subject to the First Out Intercreditor Agreement;
(b)    Liens and Rights of Others existing on the date hereof and listed on Schedule 9.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 9.03(e);
(c)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.01(h) or (i);
(d)    Liens securing Indebtedness permitted under Section 9.03(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property financed by such Indebtedness on the date of acquisition of such property;
(e)    Liens in respect of assets of the WNBA Subsidiary in favor of WNBA, LLC or its designees to secure obligations of the WNBA Subsidiary under the WNBA Agreements;
(f)    Permitted Encumbrances and Permitted Rights of Others;
(g)    Rights of others granted pursuant to the WNBA Agreements consisting of the right to use the Mohegan Sun Arena for scheduled home games of the Connecticut Sun and related basketball activities;
(h)    Liens securing Indebtedness permitted under Section 9.03(c) and (d); provided that such Liens shall be subordinated to the Liens of the Loan Documents pursuant to the General Intercreditor Agreement; and

(i)    Liens on the Lahaniatis Property securing the obligations of the Tribe to the sellers thereof existing as of the date hereof.
9.02    Investments. Make any Investments, except:
(a)    Investments in the form of Cash Equivalents;
(b)    Investments consisting of payroll advances to employees of Borrower and its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any one time outstanding;
(c)    Investments existing on the Closing Date provided that such Investments are not increased unless otherwise permitted hereunder;
(d)    Investments in the Pocono Downs Subsidiaries, Mohegan Ventures-Northwest, LLC and other Restricted Subsidiaries to the extent in compliance with Section 7.06;
(e)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(f)    (i) Investments consisting of Contingent Obligations permitted under Section 9.03, the aggregate amount of which does not exceed $50,000,000 after the Closing Date and (ii) other Investments, the aggregate outstanding amount of which does not exceed, after the Closing Date, the sum of (x) $75,000,000, plus (y) after the making of any mandatory prepayment of Loans under Section 2.07(h) by Borrower, any Excess Cash Flow not required to be used in connection with such mandatory prepayment; provided that the Investments made pursuant to this clause (f) in Persons whose primary business is not the conduct or development, directly or indirectly, of gaming and related activities shall not exceed $25,000,000 in the aggregate at any one time outstanding (for the avoidance of doubt, Borrower’s Investment in the development entities associated with the Menominee Tribe and Cowlitz Indian Tribe shall be deemed to be Investments in Persons primarily engage in the conduct of gaming activities);
(g)    Investments in Swap Contracts with Acceptable Swap Counterparties in respect of Indebtedness having an aggregate notional amount at any one time outstanding not to exceed the sum of $150,000,000 and not prohibited by Section 9.03;
(h)    Investments consisting of Property received in connection with any Permitted Disposition;

(i)    Investments incurred pursuant to the Lahaniatis Lease (as in effect on the date of this Agreement, and with any amendments thereto approved by the Administrative Agent); and
(j)    Investments consisting of guarantees by Borrower or any Restricted Subsidiary of any Indebtedness of Borrower or any Restricted Subsidiary permitted under Section 9.03.
Without limitation on the foregoing provisions of this Section, Borrower or any Restricted Subsidiary may form, acquire or invest in one or more Persons for the purpose of conducting gaming, including, without limitation, class II and class III gaming activities (as defined in IGRA) at locations which are not a part of the Tribe’s reservation, provided that: (i) the holders of Indebtedness and Contingent Obligations of such Persons shall not have or obtain recourse, contractual or otherwise, to the assets and revenues of Borrower or any of its other Restricted Subsidiaries, except as permitted pursuant to Section 9.03(h), (ii) the assets of such Persons which are Unrestricted Subsidiaries shall not be deemed to constitute Authority Property, (iii) any Investments of Borrower or any Restricted Subsidiary in such Persons shall be in compliance with the provisions of this Section and shall be permitted by one or more of clauses (a) through (j) of this Section, (iv) no such Person which is not a Restricted Subsidiary shall be obligated to issue any guaranty of the Obligations or any Collateral Documents, and (v) no portion of the Capital Expenditures which Borrower is permitted to make pursuant to Section 9.17 shall be made in respect of the Property of any such Persons which are not Restricted Subsidiaries, provided that any such Person shall be free to make its own Capital Expenditures using funds which are the subject of permitted Investments by Borrower pursuant to this Section 9.02.
9.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under (i) the Loan Documents; and (ii) the First Out Loan Documents in an aggregate amount not to exceed the First Out Cap Amount (and any refinancing thereof so long as the terms of such refinancing comply with the terms of the First Lien Intercreditor Agreement and the lender or lenders thereunder agree to be subject to the terms of the First Lien Intercreditor Agreement), plus obligations secured under the First Out Loan Documents in respect of Swap Agreements otherwise permitted hereunder;
(b)    Indebtedness outstanding on the Closing Date (after giving effect to the transactions contemplated by the Offering Memoranda) under the Existing Senior Indenture, the Existing Senior Subordinated Indentures and the Exchange Senior Subordinated Indenture, provided that in the case of any such Indebtedness issued or incurred under the Exchange Senior Subordinated Indenture, (A) such Indebtedness shall not have interest rates higher than those contemplated by the Offering Memoranda, (B) such Indebtedness does not have a maturity date (or have any scheduled principal payments) prior to the date contemplated by the Offering Memoranda, (C) the indenture governing such Indebtedness has financial maintenance covenants, if any, no more restrictive than those in this Agreement and (D) the indenture governing such Indebtedness does not have events of default corresponding to those set forth in Section 10.01(e), (h), (i) or (j) that have thresholds and grace periods that are more restrictive than any corresponding thresholds and grace periods in the Events of Default set forth in such Sections;
(c)    Indebtedness outstanding on the Closing Date (after giving effect to the transactions contemplated by the Offering Memoranda) under the Existing Second Lien Indenture, the Exchange Second Lien Indenture and the Exchange Third Lien Indenture, provided that in the case of any such Indebtedness issued or incurred under the Exchange Second Lien Indenture or the Exchange Third Lien Indenture, (A) such Indebtedness shall not have interest rates higher than those contemplated by the Offering Memoranda, (B) such Indebtedness does not have a maturity date (or have any scheduled principal payments) prior to the date contemplated by the Offering Memoranda, (C) the indenture governing such Indebtedness does not have events of default corresponding to those set forth in Section 10.01(e), (h), (i) or (j) that have thresholds and grace periods that are more restrictive than any corresponding thresholds and grace periods in the Events of Default set forth in such Sections and (D) the Liens securing such Indebtedness are subordinated to the Liens securing the Obligations pursuant to the General Intercreditor Agreement and the appropriate representatives thereof are party thereto;
(d)    Indebtedness issued or incurred following the Closing Date, so long as (i) the Net Cash Proceeds are used to repay the Obligations in the manner described in Section 2.07(f) and/or to repay, redeem, defease or otherwise refinance Indebtedness of Borrower outstanding pursuant to Sections 9.03(b) or (c) or this Section 9.03(d) (including any premium or accrued interest with respect thereto and any expenses incurred in connection therewith), (ii) such Indebtedness does not mature (or have any scheduled principal payments) prior to the date six months after the Maturity Date, (iii) the indenture or other agreement governing such Indebtedness has financial maintenance covenants, if any, no more restrictive than those in this Agreement, (iv) the indenture or other agreement governing such Indebtedness does not have events of default corresponding to those set forth in Section 10.01(e), (h), (i) or (j) that have thresholds and grace periods that are more restrictive than any corresponding thresholds and grace periods in the Events of Default set forth in such Sections and (v) in the case of any such Indebtedness secured by a Lien, such Liens are subordinated to the Liens securing the Obligations pursuant to the General Intercreditor Agreement and the appropriate representatives thereof are party thereto;
(e)    Indebtedness (other than Indebtedness of the types described in (a) through (d) above and (g) below) outstanding on the Closing Date and listed on Schedule 9.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;
(f)    Indebtedness (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract subject to the limitations in Section 9.02(g);
(g)    Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 9.01(d), or any Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 9.01(d) incurred to refinance any of the foregoing; provided, however, that the aggregate principal amount of Indebtedness at any one time outstanding under this clause (g) shall not exceed $75,000,000;
(h)    other unsecured Indebtedness, including Contingent Obligations, in an aggregate principal amount not to exceed $75,000,000 at any time outstanding;
(i)    Indebtedness of Borrower or a Restricted Subsidiary of Borrower owed to Borrower or another Restricted Subsidiary of Borrower; provided, no such Indebtedness shall be incurred unless (i) if such Indebtedness is evidenced by an instrument, such instrument shall be delivered to the First Out Agent or, after the Discharge of Loan Agreement Obligations, the Administrative Agent, as pledged collateral under the Security Agreements, (ii) such Indebtedness shall be expressly subordinated to the prior payment in full of the Obligations pursuant to a customary subordination agreement with the Administrative Agent (which the Administrative Agent shall not be obligated to enter into, in its discretion), and (iii) such Indebtedness shall be otherwise permitted under the provisions of Section 9.02;
(j)    additional senior unsecured Indebtedness or unsecured Indebtedness constituting Subordinated Obligations in an aggregate amount not to exceed $250,000,000 at any one time outstanding; provided that (i) such Indebtedness does not have a maturity date (or have any scheduled principal payments) prior to the date six months after the Maturity Date, (ii) the indenture or other agreement governing such Indebtedness does not have financial maintenance covenants more restrictive than those in this Agreement, (iii) the indenture or other agreement governing such Indebtedness does not have events of default corresponding to those set forth in Section 10.01(e), (h), (i) or (j) that have thresholds and grace periods that are more restrictive than any corresponding thresholds and grace periods in the Events of Default set forth in such

Sections, (iv) after giving effect to the incurrence or issuance of such Indebtedness and the application of the proceeds thereof, the Total Leverage Ratio would not exceed 4.75 to 1.00 on a pro forma basis as of the last day of the Fiscal Quarter most recently ended and (v) 50% of the Net Cash Proceeds from the incurrence or issuance of any such Indebtedness are immediately applied to repay either the First-Out Obligations or the Obligations pursuant to Section 2.07(f); and
(k)    accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms (including any paid–in-kind interest), the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case in respect of Indebtedness of the types described in (a) through (j) above);
provided, that Indebtedness consisting of a guarantee by Borrower or any Restricted Subsidiary of any Indebtedness otherwise permitted hereunder shall also be permitted to be incurred hereunder.
9.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary of Borrower may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person and provided that the WNBA Subsidiary may not merge with any other Guarantor unless such other Guarantor shall be the continuing or surviving Person or (iii) any other Person, provided that either (A) the resulting Person, if a Subsidiary, shall be or become a Guarantor, or (in the event that no such Person involved in such merger was a Guarantor immediately prior to such merger) shall be or be designated an Unrestricted Subsidiary, and the acquisition of such other Person was permitted pursuant to Section 9.02 and Section 9.14 or (B) such merger is implemented to effectuate a Disposition of such Subsidiary not otherwise prohibited hereunder and subject to Section 2.07(d) or (e), as the case may be; and
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) (i) to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be Borrower or a Guarantor other than the WNBA Subsidiary or (ii) to a third party in a transaction not otherwise prohibited hereunder and subject to compliance with Section 2.07(d) or (e) (provided that in the case of this clause (ii), (w) such Disposition is made at the fair market value, which shall be conclusively evidenced by approval of such

Disposition by the board of directors of the Person disposing of such assets or by a Senior Officer pursuant to authority delegated to such Senior Officer by the board of directors of the Person Disposing of such assets, (x) in the case of any such Disposition that is a Pocono Disposition, 90% of the total consideration received in connection with such Disposition by the applicable Subsidiary shall be in the form of cash, (y) in the case of any Disposition other than a Pocono Disposition, 75% of the total consideration received in connection with such Disposition by the applicable Subsidiary shall be in the form of cash and (z) any consideration (other than cash consideration) received in connection with such Disposition shall be in the form of a note or other security that is pledged to the First Out Agent or, after the Discharge of Loan Agreement Obligations, the Administrative Agent.
9.05    Dispositions of Property Associated with Mohegan Sun. Make any Disposition or enter into any agreement to make any Disposition of any assets comprising Mohegan Sun, except:
(a)    Permitted Dispositions made when no Default or Event of Default exists or would result therefrom;
(b)    retail, restaurant or other similar leases at the Mohegan Sun in the ordinary course of business; and
(c)    Dispositions of Property specifically contemplated by Sections 9.04, 9.06, 9.08 or 9.09.
9.06    Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in cash or other Property, except:
(a)    Priority Distributions and, not later than thirty (30) days following the Closing Date, the Catch-Up Distribution;
(b)    Distributions consisting of payments to the Tribe for governmental goods and services provided to Borrower or any of its Restricted Subsidiaries by the Tribe or any of its representatives, political subunits, councils, agencies or instrumentalities, in each case to the extent included in the calculation of EBITDA or included in Capital Expenditures pursuant to Section 9.17 (including charges for utilities, police and fire department services, health and emergency medical services, gaming commission and surveillance services, gaming disputes court and legal services, workers compensation and audit committee services, human resources services, finance and information technology services, construction, development and environmental related services, rental or lease agreements, the pro rata portion of Tribal Council costs and salaries attributable to the operations of Borrower, and similar pro rata costs of other tribal departments, in each case, to the extent that the costs of such departments are reasonably attributable to the operations of Borrower), provided that such payments are not duplicative of taxes imposed by the Tribe upon Borrower and its operations;
(c)    [Intentionally omitted]
(d)    to the extent construed as Distributions, payments made pursuant to the Lahaniatis Lease in accordance with its terms as in effect on the date of this Agreement;
(e)    payments to the Tribe (or any agency, instrumentality or political subunit thereof) on account of Indebtedness of the Borrower permitted under Section 9.03(a), (b), (c), (d) or (j) and held by the Tribe (or any agency, instrumentality or political subunit thereof) at the Stated Maturity thereof;
(f)    Distributions made during any calendar month which (i) are in an aggregate amount which, when added to the Priority Distributions made during such calendar month, do not exceed $4,000,000, (ii) are in an aggregate amount which does not exceed Available Cash Flow for the immediately preceding calendar month; (iii) which after giving effect thereto do not result in the Fixed Charge Coverage Ratio being less than 1.00 to 1.00 on a pro forma basis as of the last day of the Fiscal Quarter most recently ended; (iv) which after giving effect thereto do not result in the Total Leverage Ratio exceeding 4.75 to 1.00 on a pro forma basis as of the last day of the Fiscal Quarter most recently ended; (v) which are made when no payment default in respect of any Indebtedness exists, and (vi) are made when no Default or Event of Default is continuing or would result therefrom; and
(g)    additional Distributions to the Tribe made when no Default or Event of Default exists or would result therefrom, which (i) are made during any calendar month in an amount not to exceed Available Cash Flow for the immediately preceding calendar month, (ii) after giving effect thereto do not result in the Fixed Charge Coverage Ratio being less than the required ratio set forth in Section 9.13(c) on a pro forma basis as of the last day of the Fiscal Quarter most recently ended and (iii) after giving effect thereto do not result in the Total Leverage Ratio as of the last day of the Fiscal Quarter most recently ended exceeding 4.75 to 1.00 on a pro forma basis;
provided, that, notwithstanding the foregoing, Borrower shall not, nor shall it permit any Restricted Subsidiary, to make any Equity Restricted Payment or any Priority Distribution (each as defined in each of the Exchange Second Lien Indenture and the Exchange Third Lien Indenture, each as in effect on the date hereof) to the Tribe if such Equity Restricted Payment or Priority Distribution would violate the terms of the Exchange Second Lien Indenture or the Exchange Third Lien Indenture, each as in effect on the date hereof.
9.07    Change in Nature of Business. Engage in any material business which is not fundamentally related to the operation of Mohegan Sun, Pocono Downs or the business of the Restricted Subsidiaries (which may include off-reservation gaming and other non-gaming activities on or in the general area of the Tribe’s reservation in the vicinity of Uncasville,

Connecticut), use any material Authority Property for a purpose which is not permitted by this Agreement, or make any fundamental change to the nature of the business operations of Borrower and its Restricted Subsidiaries, taken as a whole.
9.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) employment of enrolled tribal members, and the immediate family members of tribal members, on terms consistent with the past practices of Borrower (including the payment of employment bonuses in accordance with past practices), (b) transactions involving Property having an aggregate value of not more than $2,000,000 for all such transactions, (c) transactions which are on commercially reasonable terms entered into with Native American suppliers and vendors in accordance with the affirmative action provisions of the Tribe’s Employment Rights Ordinance (in the case of any such transactions or series of related transactions involving more than $2,000,000, on terms disclosed to the Lenders), (d) other transactions on terms at least as favorable to Borrower or the applicable Restricted Subsidiary as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, the terms of which are disclosed to the Lenders in writing, (e) transactions pursuant to the Relinquishment Agreement, (f) transactions with the WNBA Subsidiary contemplated by the WNBA Agreements, (g) transactions amongst Borrower and its Restricted Subsidiaries, or amongst Restricted Subsidiaries, in each case which are not prohibited under Section 9.02, and (h) Distributions expressly permitted under Section 9.06 and (i) the payments and other transactions contemplated by the Lahaniatis Lease as in effect on the date of this Agreement, with any amendments thereto approved by the Administrative Agent.
9.09    Prepay Other Obligations. Prepay any principal (including sinking fund payments), interest or any other amount with respect to any Public/Refinancing Indebtedness, or purchase or redeem (or, other than contingent on amendment, waiver or termination of this Agreement, offer to purchase or redeem) any Public/Refinancing Indebtedness, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Public/Refinancing Indebtedness will be paid when due or otherwise provide for the defeasance of any Public/Refinancing Indebtedness (any such prepayment, purchase, redemption, deposit or defeasance, a “Prepayment” or to “Prepay”), provided that (x) the Borrower may prepay First Out Obligations and (y) if no Default or Event of Default exists or would result therefrom, Borrower may:
(a)    Prepay from any source all or any portion of the remaining principal balance of Interim Maturities, provided that (i) both before and after giving effect to any such Prepayment, the sum of Revolver Availability (under and as defined in the First Out Loan Agreement) plus the aggregate amount of unrestricted cash (excluding $30,000,000 of “cage cash” at Mohegan Sun and $10,000,000 of “cage cash” at Pocono Downs) held by Borrower and its Restricted Subsidiaries shall not be less than $75,000,000 and (ii) after giving effect to any such Prepayment, Borrower shall be in compliance with Section 9.13 on a pro forma basis; and
(b)    Prepay any Public/Refinancing Indebtedness to the extent that such

Prepayment is made using the proceeds of Public/Refinancing Indebtedness hereafter issued pursuant to Section 9.03(d) or 9.03(j), substantially concurrently with the issuance of such Public/Refinancing Indebtedness.
9.10    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of any Restricted Subsidiary to make Distributions to Borrower or any Guarantor or to otherwise transfer property to Borrower or any Guarantor; or (b) prohibits the granting of any Lien to secure the Obligations or conditions the granting of a Lien to secure the Obligations upon the grant of a Lien to secure the obligations of Borrower or any of its Subsidiaries to the beneficiary of that Contractual Obligation; other than in each case (i) this Agreement or any other Loan Document, (ii) any agreement governing Public/Refinancing Indebtedness outstanding on the Closing Date as described in the Offering Memoranda and any agreement governing Public/Refinancing Indebtedness issued to refinance any such Indebtedness pursuant to Section 9.03(a) or 9.03(d), provided that with respect to Indebtedness issued pursuant to Section 9.03(a) or 9.03(d), the applicable restrictions contained in the agreements governing such Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (iii) to the extent existing on the date hereof and listed on Schedule 9.10 and any extensions, renewals or replacements thereof that do not expand the scope of such restrictions contained therein, (iv) any agreement or other instrument governing Securities of a Person or assets acquired by Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets, so acquired, (v) customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business and consistent with past practices, (vi) purchase money Indebtedness (including, without limitation, Capital Lease obligations) that impose restrictions on the property financed by such Indebtedness, (vii) contracts or agreements for the sale of assets that impose restrictions on the transfer of such assets and any contract or agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition, (viii) any provision of secured Indebtedness otherwise permitted to be incurred under Sections 9.01 and 9.03 that limits the right of Borrower or any of its Restricted Subsidiaries to dispose of the assets subject to the Liens securing such Indebtedness, (ix) provisions with respect to the disposition or distribution of interests in joint ventures contained in the joint venture agreements governing such interests and other similar agreements entered into in the ordinary course of business, (x) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (xi) Indebtedness of Borrower or any Guarantor that is incurred after the date hereof under Section 9.03 containing applicable restrictions that are not materially more restrictive than the restrictions in effect on the date hereof pursuant to the agreements referred to in either of clause (i) or (ii) above.
9.11    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
9.12    Authority Expenditures. Use any Authority Property for a purpose which is not related to the business of Borrower or its Restricted Subsidiaries or specifically permitted hereby, expend any funds constituting Authority Property for any purpose which does not directly or indirectly benefit Borrower and its Restricted Subsidiaries, or make any Capital Expenditure using funds of Borrower or its Restricted Subsidiaries or other Authority Property except to add to, further improve, maintain, repair, restore or refurbish Mohegan Sun, Pocono Downs and Related Businesses.
9.13    Financial Covenants.
(a)    Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter described in the matrix below, to exceed the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
March 31, 2012	7.50:1.00
June 30, 2012 through September 30, 2012	7.25:1.00
December 31, 2012 through March 31, 2013	7.00:1.00
June 30, 2013 through December 31, 2013	6.75:1.00
March 31, 2014 through June 30, 2014	6.50:1.00
September 30, 2014 and thereafter	6.25:1.00

(b)    Senior Credit Facility Leverage Ratio. Permit the Senior Credit Facility Leverage Ratio to exceed 1.75 to 1.00 as of the last day of any Fiscal Quarter.
(c)    Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio to be less than 1.05 to 1.00 as of the last day of any Fiscal Quarter.
(d)    First Lien Leverage Ratio. Permit the First Lien Leverage Ratio to exceed 2.75 to 1.00 as of the last day of any Fiscal Quarter.
9.14    Hostile Tender Offers. Use the proceeds of the Loans or any funds of Borrower or any of its Restricted Subsidiaries to directly or indirectly finance any offer to purchase or acquire, or to consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower or any of its Restricted Subsidiaries that it opposes such offer or purchase.
9.15    Intentionally Omitted.
9.16    WNBA Subsidiary Operations and Indebtedness. Borrower will not permit the WNBA Subsidiary to enter into any substantial operations other than the operation of a WNBA franchise, nor permit the WNBA Subsidiary to own any substantial assets other than the WNBA franchise and the assets related to its operations. Borrower and its other Restricted Subsidiaries will not, either directly or indirectly, be liable for any obligations of the WNBA Subsidiary, or have any continuing obligations to the Women’s National Basketball Association or its Affiliates, other than (a) obligations of Borrower to honor scheduled arena dates for home games of the WNBA franchise and related basketball activities, and (b) obligations under Borrower’s guarantee of the WNBA Subsidiary’s obligations under the WNBA Agreements.
9.17    Capital Expenditures. Make, or become legally obligated to make, any Capital Expenditure other than:
(a)    Maintenance Capital Expenditures in an aggregate amount not to exceed $50,000,000 in any Fiscal Year;
(b)    Capital Expenditures in connection with the Borrower’s expected lease of a new hotel property at Pocono Downs after the Closing Date to the extent that such lease is classified as a Capital Lease rather than as an operating lease;
(c)    Capital Expenditures constituting the reinvestment of Net Cash Proceeds resulting from an Extraordinary Receipt as permitted under Section 2.07(g); and
(d)    other Capital Expenditures in an aggregate amount which does not exceed $75,000,000 during the period following the Closing Date.
9.18    Voluntary Reductions of Commitments. (a) If, in connection with any mandatory prepayment of revolving loans under the First Out Loan Agreement the revolving commitments thereunder are not reduced in such amount, fail to promptly deliver notice to the First Out Agent to voluntarily reduce the revolving commitments under the First Out Loan Agreement by an amount equal to such prepayment; or (b) consent to any modification of the First Out Loan Agreement that eliminates the right of Borrower to voluntarily reduce the revolving commitments under the First Out Loan Agreement.
9.19    Swap Agreements. Enter into any Swap Agreement (whether or not secured) in violation of Section 9.02(g).

ARTICLE X
EVENTS OF DEFAULT AND REMEDIES
10.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within two Business Days after demand therefor, any interest on any Loan or any fee due hereunder, (iii) within ten Business Days after demand therefor, any amount payable under Section 12.04, or (iv) within three Business Days after demand therefor, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in Sections 8.01, 8.02, 8.03(a), 8.16 or 8.17 or Article IX, the Tribe fails to perform or observe any term, covenant or agreement contained in Article VII, or any failure to comply with any other subsection of Section 8.03 that is materially adverse to the interest of the Administrative Agent or the Lenders; or
(c)    Other Defaults. Any Loan Party or the Tribe fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed within thirty Business Days after the giving of notice by the Administrative Agent at the request of the Required Lenders of such Default; or
(d)    Representations and Warranties. Any representation or warranty made in any Loan Document, or in any certificate delivered pursuant to any Loan Document, shall be materially incorrect when made or reaffirmed (or, in the case of the representations and warranties contained in Section 6.24, proves to be incorrect at any time) in any respect that is materially adverse to the interests of the Administrative Agent or the Lenders; or
(e)    Cross-Default. (i) At any time (A) Borrower or any Restricted Subsidiary fails to pay the principal, or any principal installment, of any Material Indebtedness, or any guaranty of Material Indebtedness, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (B) Borrower or any Restricted Subsidiary fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any Material Indebtedness, or of any guaranty of Material Indebtedness, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or (ii) at any time (A) the Tribe fails to pay the principal, or any principal installment, of any Material Indebtedness, or any guaranty of Material Indebtedness, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (B) the Tribe fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any such Material Indebtedness, or of any guaranty of any such Material Indebtedness, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Restricted Subsidiary as a result thereof is greater than $50,000,000; or (iv) any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligations due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligations; or the trustee for, or any holder of, Subordinated Obligations breaches any subordination provision applicable to such Subordinated Obligations; or
(f)    Insolvency Proceedings, Etc. The Tribe, Borrower or any Material Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Borrower or any Material Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due (including by refinancing), or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Authority Property and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. There is entered against Borrower or any Material Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect (unless Borrower or such Material Restricted Subsidiary has deposited the amount of the monetary award associated with such judgment into a court escrow pending determination of an appeal); or
(i)    Judgments against the Tribe. There is entered against the Tribe one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $50,000,000 which entitles the judgment creditor to exercise any rights in respect of any Authority Property or the revenues of Mohegan Sun (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect (unless the Tribe or Borrower has deposited the amount of the monetary award associated with such judgment into a court escrow pending determination of an appeal); or
(j)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or any Material Restricted Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000,000; or
(k)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event, in the reasonable opinion of the Required Lenders, is materially adverse to the interests of the Lenders; or the Tribe or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or the Tribe or any Loan Party denies that it has any or further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(l)    Subordinated Obligations. A final judgment is entered by a court or other tribunal which purports to be of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or
(m)    Tribe Status. The Tribe at any time ceases to be a federally recognized

Indian Tribe; or
(n)    Change of Control. Borrower ceases to be a wholly-owned instrumentality of the Tribe, managed and controlled by the Tribe; or
(o)    Gaming Operations. The occurrence of any casualty or other similar event or circumstance in respect of Mohegan Sun which results in the failure of Borrower to have any material portion of Mohegan Sun open to conduct class II or class III gaming activities for any reason for more than ten consecutive days to the extent that such failure results in a Material Adverse Effect; the occurrence of any casualty or other similar event or circumstance in respect of Pocono Downs which results in the failure of Borrower and its Restricted Subsidiaries to have any material portion of Pocono Downs open to conduct gaming activities then permitted under the Pennsylvania Race Horse Development and Gaming Act for any reason for more than twenty consecutive days to the extent that such failure results in a Material Adverse Effect; or
(p)    Referendum Action. A Referendum Action with respect to any matter shall have passed, which could reasonably be expected to result in a Material Adverse Effect; or
(q)    Management Agreement. The Tribe or Borrower shall enter into any management agreement with any Affiliate of the Tribe or Borrower with respect to all or any part of Mohegan Sun or Pocono Downs at any time during the term of this Agreement unless (i) the manager thereunder has entered into a subordination agreement with the Administrative Agent (which the Administrative Agent shall be under no obligation to enter into) and (ii) in the case of any such management agreement (within the meaning of IGRA) with respect to Mohegan Sun, such subordination agreement is effective and the Commission has approved such subordination agreement and management agreement or has issued a “declination” letter in connection with such subordination agreement and management agreement; or
(r)    Designated Person. Any Loan Party shall become a Designated Person.
10.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

NOTWITHSTANDING ANY OTHER POSSIBLE CONSTRUCTION OF ANY PROVISION(S) CONTAINED IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT, IT IS AGREED THAT WITHIN THE MEANING OF IGRA: (A) THE LOAN DOCUMENTS, INDIVIDUALLY AND COLLECTIVELY, DO NOT AND SHALL NOT PROVIDE FOR THE MANAGEMENT OF ALL OR ANY PART OF THE MOHEGAN SUN GAMING OPERATIONS BY ANY PERSON OTHER THAN THE TRIBE OR BORROWER OR DEPRIVE THE TRIBE OR BORROWER OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE MOHEGAN SUN GAMING OPERATIONS; AND (B) NO CREDITOR (NOR ANY SUCCESSOR, ASSIGN OR AGENT OF ANY CREDITOR) WILL OR MAY EXERCISE ANY REMEDY OR OTHERWISE TAKE ANY ACTION UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENTS IN A MANNER THAT WOULD CONSTITUTE MANAGEMENT OF ALL OR ANY PART OF THE MOHEGAN SUN GAMING OPERATIONS OR THAT WOULD DEPRIVE THE TRIBE OR BORROWER OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE MOHEGAN SUN GAMING OPERATIONS.
10.03    Application of Funds. Subject to the terms of the First Lien Intercreditor Agreement, after the exercise of remedies provided for in Section 10.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 10.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations (other than in respect of (x) Swap Contracts which are in violation of Section 9.02(g) and (y) if such amounts received on account of the Obligations are proceeds of Special Real Property Collateral, Swap Contracts that are not expressly included in the obligations secured by the Mortgage encumbering such Special Real Property Collateral) constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations (excluding (x) interest under any Swap Contracts which are in violation of Section 9.02(g) and (y) if such amounts received on account of the Obligations are proceeds of Special Real Property Collateral, interest under any Swap Contracts that are not expressly included in the obligations secured by the Mortgage encumbering such Special Real Property Collateral), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and, to the extent not paid under clause Second or clause Third, Obligations under Secured Swap Contracts (other than (x) Swap Contracts which are in violation of Section 9.02(g) and (y) if such amounts received on account of the Obligations are proceeds of Special Real Property Collateral, Swap Contracts that are not expressly included in the obligations secured by the Mortgage encumbering such Special Real Property Collateral), ratably among the Creditors in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.
ARTICLE XI
ADMINISTRATIVE AGENT
11.01    Appointment and Authority. Each of the Lenders (on its own behalf or on behalf of any Affiliate of such Lender that is party to a Secured Swap Contact) hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. For the avoidance of doubt, notwithstanding anything to the contrary herein or the other Loan Documents, the Administrative Agent is acting as administrative agent for the Lenders only and the Administrative Agent is not acting as administrative agent for any Affiliate of any Lender party to a Secured Swap Contract; such Affiliates that are receiving the benefit of the Collateral are receiving such benefit as an accommodation from the Administrative Agent in its capacity as collateral agent for such Affiliates and the Administrative Agent shall have no liability whatsoever to such Affiliates.
11.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Tribe, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
11.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Tribe, Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Tribe or Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
11.06    Resignation of Administrative Agent. The Administrative Agent may (or, upon the request of the Required Lenders at any time when the Administrative Agent is a Defaulting Lender, the Administrative Agent shall) at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
11.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
11.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, the Co-Syndication Agents or the Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.
11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 12.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 12.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
11.10    SNDA’s. The Administrative Agent is hereby authorized by the Lenders, without notice to or consent from the Lenders, to execute and deliver SNDA’s in favor of any tenant of Borrower at Mohegan Sun, Pocono Downs or any other property.
11.11    Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion (but subject to the automatic releases of Liens and the Guaranty provided for in Section 12.26),
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold, leased, transferred or otherwise disposed of or to be sold, leased, transferred or otherwise disposed of as part of or in connection with any sale, lease, transfer or other disposition not prohibited hereunder or under any other Loan Document including, without limitation, the Permitted Pocono Transaction, or (iii) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Lenders;
(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.01(d); and
(c)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary of Borrower as a result of a transaction not prohibited hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.11.
11.12    Intercreditor Agreements. Each of the Lenders hereby acknowledges that it has received and reviewed each of the General Intercreditor Agreement and the First Lien Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.06) hereby (i) acknowledges that Wells Fargo is acting under the General Intercreditor Agreement and First Lien Intercreditor Agreement in multiple capacities as the administrative agent and collateral agent and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Wells Fargo any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.06) hereby authorizes and directs Wells Fargo to enter into the General Intercreditor Agreement and First Lien Intercreditor Agreement on behalf of such Lender and agrees that Wells Fargo, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of either such Intercreditor Agreement.
ARTICLE XII
MISCELLANEOUS
12.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Tribe, Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or all of the Lenders if expressly required herein) and the Tribe, Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts (excluding any mandatory prepayment pursuant to Section 2.07(h)) due to the Lenders (or any of them) or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligations of Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
(d)    amend, modify or waive the definition of “Available Cash Flow” or the provisions of Article VII, Section 10.01(f), Section 10.01(o) or Sections 12.06(b)(vii), 12.14, 12.15, 12.17 or 12.18 without the written consent of each Lender;
(e)    change Section 2.13 or Section 10.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)    change any provision of this Section or the definition of “Required

Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(g)    release all or substantially all of the value of the Guaranty, taken as a whole, without the written consent of each Lender; or
(h)    release all or substantially all of the collateral securing the Obligations in any transaction or series of related transactions without the written consent of each Lender; provided that the Pocono Downs Mortgages and other Liens upon Pocono Downs and associated property may be released in connection with a sale of all or substantially all the assets of, or equity interests in, Pocono Downs, not prohibited hereunder and subject to Section 2.07(d);
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, and rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
12.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Tribe, Borrower, its Restricted Subsidiaries, the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Tribe, Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Tribe’s, Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Tribe, Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Tribe, Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Tribe, Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
12.03    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
12.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, WFS and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent including the allocated cost of any internal counsel to the

Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party (including any holder of indebtedness of the Borrower and/or the Tribe and any third party claiming to have an agreement to provide “backstop” or other financing to the Borrower or the Tribe) or by the Tribe, Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Tribe, Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Tribe, Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Tribe, Borrower or such Loan Party has obtained judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, but without affecting Borrower’s reimbursement obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.
12.05    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
12.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Tribe, Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case of any assignments of Term Loans, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof; provided, further, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund and, after giving effect to such assignment, the assignee, together with its Affiliates, would not hold more than 20.0% of the aggregate Outstanding Amount of all Term Loans, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven (7) Business Days after having received notice thereof; and
(B)    in respect of the Term Loans, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) subject to Section 12.06(b)(vii), to Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person

who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Affiliated Lender.
(A)    Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Person who, after giving effect to such assignment, would be an Affiliated Lender (without the consent of any Person but subject to acknowledgment by the Administrative Agent and the Borrower); provided that (x) except as previously disclosed in writing to the Administrative Agent and the Lenders, each Affiliated Lender represents and warrants as of the date of any assignment to such Affiliated Lender pursuant to this Section 12.06(b)(vii), that the Affiliated Lender does not have any material non-public information (“MNPI”) with respect to any Loan Party or its securities that both (1) has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive MNPI with respect to any Loan Party) prior to such date and (2) could reasonably be expected to have a material effect upon, or otherwise be material, to a Lender’s decision to assign Term Loans to such Affiliated Lender, and (y) after giving effect to such assignment, such Affiliated Lender, together with its Affiliates, would not hold more than 20.0% of the aggregate Outstanding Amount of all Term Loans.
(B)    Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (x) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, or (y) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives.
(C)    Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably re-quested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 12.06(b)(vii); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Affiliated Lender as the Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of the Affiliated Lender and in the name of the Affiliated Lender, from time to time in Administrative Agent’s discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 12.06(b)(vii).
(D)    Each Affiliated Lender hereby agrees that, if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Laws ("Bankruptcy Proceedings"), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender's claim with respect to its Loans (a "Claim") (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be applied in accordance with Section 12.06(b)(vii)(C) above. For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause (D) of Section 12.06(b)(vii) constitute a "subordination agreement" as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any Debtor Relief Law applicable to such Loan Party.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts of the Loans pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(b) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
12.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.
For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any

Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
12.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10    Counterparts; Integration; Effectiveness. This Agreement (and any of the other Loan Documents) may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
12.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered by the Tribe or any Loan Party pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
12.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04 or 3.06, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, or if any Lender does not consent to a requested waiver or amendment that requires the approval of all of the Lenders or all affected Lenders and which is consented to by the Required Lenders, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    Borrower or the replacement Lender shall have paid to the Administrative Agent the assignment fee specified in Section 12.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or 3.06 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
12.14    Governing Law. Except to the extent otherwise expressly provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of Connecticut, without regard to the conflicts of law provisions of the Laws of Connecticut, provided however, that if and only to the extent that any security interest granted to the Administrative Agent for the benefit of the Lenders pursuant to this Agreement or any other Loan Document shall be deemed exempt from the provisions of Article 9 of the Uniform Commercial Code of the State of Connecticut, C.G.S. § 42a-9 101, et seq., by virtue of Borrower being a governmental entity, then such security interest shall be governed by the corresponding provisions of Article 9 of the Tribe’s Uniform Commercial Code, as adopted by the UCC Ordinance. Borrower and each other party hereto each hereby consents to the application of Connecticut civil law to the construction, interpretation and enforcement of this Agreement and the other Loan Documents, and to the application of Connecticut civil law to the procedural aspects of any suit, action or proceeding relating thereto, including but not limited to legal process, execution of judgments and other legal remedies, except for any procedural matters governed by or relating to the conduct of arbitration under Section 12.15. This Agreement and the other Loan Documents to which the Borrower is a party are each “Contracts of The Tribal Gaming Authority” within the meaning of Section 1 of Article XIII (entitled “Tribal Gaming Authority Amendment”) of the Constitution.
12.15    Arbitration Reference.
(a)    Mandatory Arbitration. At the option of the Administrative Agent (exercised in accordance with consent of the Required Lenders), Borrower, any of its Restricted Subsidiaries or, to the extent it is a party to any such controversy or claim, the

Tribe, any controversy or claim between or among the parties arising out of or relating to this Agreement, the other Loan Documents or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
(b)    Provisional Remedies, Self-Help and Foreclosure. No provision of this section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At the Required Lenders’ option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.
(c)    Limitation. This Section shall not be construed to require arbitration by the Creditors of any disputes which now exist or hereafter arise amongst themselves which do not involve the Tribe, Borrower or any of the Restricted Subsidiaries and are not related to this Agreement and the Loan Documents.
(d)    Specific Enforcement Representation. Each party to this Agreement severally represents and warrants to the other parties that this Section 12.15 is specifically enforceable against such party by the other parties.
12.16    PURPORTED ORAL AMENDMENTS. THE TRIBE, BORROWER AND THE CREDITORS EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 12.01. EACH OF THE TRIBE AND BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY CREDITOR THAT DOES NOT COMPLY WITH SECTION 12.01 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

12.17    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
12.18    WAIVER OF SOVEREIGN IMMUNITY; CONSENT TO JURISDICTION.
(a)    BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES THE SOVEREIGN IMMUNITY OF BORROWER AND EACH OF ITS RESTRICTED SUBSIDIARIES (AND ANY DEFENSE BASED THEREON) FROM ANY SUIT, ACTION OR PROCEEDING OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, EXERCISE OF CONTEMPT POWERS, OR OTHERWISE) IN ANY FORUM, WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, PROVIDED THAT (1) THE WAIVER CONTAINED IN THIS CLAUSE (A) IS EXPRESSLY LIMITED TO ACTIONS AGAINST BORROWER AND ITS RESTRICTED SUBSIDIARIES AND (2) ANY RECOVERY UPON ANY JUDGMENT RESULTING THEREFROM SHALL BE LIMITED TO RECOVERY AGAINST THE AUTHORITY PROPERTY, INCLUDING THE REVENUES OF BORROWER AND ITS RESTRICTED SUBSIDIARIES.
(b)    THE TRIBE HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ITS OWN SOVEREIGN IMMUNITY (APPLICABLE TO ITSELF AS AN INDIAN TRIBAL NATION) (AND ANY DEFENSE BASED THEREON) FROM ANY SUIT, ACTION OR PROCEEDING OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, EXERCISE OF CONTEMPT POWERS, OR OTHERWISE) WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF THE TRIBE SET FORTH IN ARTICLE V, THE COVENANTS OF THE TRIBE SET FORTH IN ARTICLE VII, AND EACH PROVISION OF SECTION 10.01 WHICH RELATES TO AN EVENT OF DEFAULT CAUSED BY THE TRIBE’S BREACH OF ANY SUCH REPRESENTATION, WARRANTY OR COVENANT, IT BEING EXPRESSLY

UNDERSTOOD THAT (1) THE WAIVERS AND CONSENTS CONTAINED IN THIS CLAUSE (B) ARE NOT LIMITED TO ACTIONS AGAINST BORROWER AND ITS RESTRICTED SUBSIDIARIES, (2) ANY ACTION DESCRIBED IN THIS CLAUSE (B) MAY BE BROUGHT AGAINST THE TRIBE, AND (3) ANY RECOVERY UPON ANY JUDGMENT RESULTING FROM ANY SUCH ACTION MAY BE HAD AGAINST THE ASSETS AND REVENUES OF THE TRIBE IN A MANNER CONSISTENT WITH SECTION 12.19.
(c)    EACH OF THE TRIBE AND BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF CONNECTICUT AND THE COURTS OF THE UNITED STATES SITTING IN THE STATE OF CONNECTICUT.
(d)    THE WAIVERS AND CONSENTS DESCRIBED IN THIS SECTION SHALL INURE TO THE BENEFIT OF THE CREDITORS AND EACH OTHER PERSON WHO IS ENTITLED TO THE BENEFITS OF THE LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION THE INDEMNITEES REFERRED TO IN SECTION 12.04). SUBJECT TO SECTIONS 12.19 AND 12.27 THE CREDITORS AND SUCH OTHER PERSONS SHALL HAVE AND BE ENTITLED TO ALL AVAILABLE LEGAL AND EQUITABLE REMEDIES, INCLUDING THE RIGHT TO SPECIFIC PERFORMANCE, MONEY DAMAGES AND INJUNCTIVE OR DECLARATORY RELIEF. THE WAIVERS OF SOVEREIGN IMMUNITY AND CONSENTS TO JURISDICTION CONTAINED IN THIS SECTION ARE IRREVOCABLE.
(e)    THE TRIBE AND BORROWER EACH AGREES THAT ANY ACTION FOR THE ENTRY OF JUDGMENT ON AND ENFORCEMENT OF AN ARBITRATION AWARD MAY BE BROUGHT IN THE MOHEGAN TRIBAL GAMING DISPUTES COURT. THE TRIBE AND BORROWER EACH EXPRESSLY WAIVES THE APPLICATION OF THE DOCTRINES OF EXHAUSTION OF TRIBAL REMEDIES AND ANY RIGHT OF COMITY WITH RESPECT TO ANY TRIBAL COURT OR ANY TRIBAL COURT OF APPEALS THE TRIBE MAY NOW OR HEREAFTER MAINTAIN. IN ANY EVENT, NO ACTION MAY BE BROUGHT IN ANY TRIBAL COURT WITHOUT THE PRIOR WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT (WITH THE CONSENT OF THE REQUIRED LENDERS).
12.19    Lender Covenant. In any action or proceeding against Borrower or any of its Restricted Subsidiaries to enforce the Loan Documents which is not also an action or proceeding against the Tribe, the Creditors agree that they shall have no recourse to the Tribe or to its property which is not Authority Property. In any action or proceeding to enforce the Loan Documents which includes the Tribe, the Creditors agree that they shall, to the extent then permitted by applicable Law, take commercially practicable steps to enforce any claim for damages awarded to the Creditors by any court, tribunal, arbitrator or other decision maker against Borrower or the Authority Property prior to taking general recourse to the Tribe or any Property thereof which is not Authority Property. The provisions of this Section shall not be construed (a) to create any recourse on the part of the Creditors against the Tribe, the property of the Tribe which is not Authority Property or revenues except for any breach of the Tribe’s own representations, warranties and covenants set forth in Articles V and VII, or (b) to require exhaustion by the Creditors of any remedies against Borrower, its Restricted Subsidiaries or the Authority Property prior to having recourse, in the proper case, against the Tribe and its property which is not Authority Property.
12.20    PREJUDGMENT REMEDY WAIVER. Each of the Tribe and Borrower represents, warrants and acknowledges that the transaction of which this Agreement is a part is a commercial transaction and not a consumer transaction. Monies now or in the future to be advanced to or on behalf of Borrower and its Restricted Subsidiaries are not and will not be used for personal, family or household purposes.
BORROWER ACKNOWLEDGES THAT IT HAS THE RIGHT UNDER SECTION 52 278a, ET SEQ., OF THE CONNECTICUT GENERAL STATUTES, SUBJECT TO CERTAIN LIMITATIONS, TO NOTICE OF AND HEARING ON THE RIGHT OF THE CREDITORS TO OBTAIN A PREJUDGMENT REMEDY, SUCH AS ATTACHMENT, GARNISHMENT OR REPLEVIN, UPON COMMENCING ANY LITIGATION AGAINST BORROWER. NOTWITHSTANDING SUCH RIGHT, BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER TO WHICH IT MIGHT OTHERWISE HAVE THE RIGHT UNDER SAID STATUTE OR UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CONSTITUTION IN CONNECTION WITH THE OBTAINING BY THE CREDITORS OF ANY PREJUDGMENT REMEDY IN CONNECTION WITH THIS AGREEMENT. BORROWER FURTHER CONSENTS TO THE ISSUANCE OF ANY PREJUDGMENT REMEDIES WITHOUT A BOND AND AGREES NOT TO REQUEST OR FILE MOTIONS SEEKING TO REQUIRE THE POSTING OF A BOND UNDER PUBLIC ACT 93 431 IN CONNECTION WITH THE CREDITORS’ EXERCISE OF ANY PREJUDGMENT REMEDY. BORROWER ALSO WAIVES ANY AND ALL OBJECTION WHICH IT MIGHT OTHERWISE ASSERT, NOW OR IN THE FUTURE, TO THE EXERCISE OR USE BY THE CREDITORS OF ANY RIGHT OF SETOFF, REPOSSESSION OR SELF HELP AS MAY PRESENTLY EXIST UNDER STATUTE OR COMMON LAW. THIS SECTION SHALL NOT BE CONSTRUED IN DEROGATION OF THE RIGHTS OF THE TRIBE UNDER SECTION 12.19.
12.21    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Tribe, Borrower and each other Loan Party acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Tribe, Borrower and each other Loan Party, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, and the Tribe, Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Joint Lead Arrangers is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Tribe, Borrower or any other Loan Party; (iii) neither the Administrative Agent nor any Joint Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Tribe, Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Joint Lead Arrangers have advised or are currently advising the Tribe, Borrower or any other Loan Party on other matters) and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to the Tribe, Borrower or any other Loan Party with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Tribe, Borrower or the other Loan Parties, and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Joint Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Tribe, Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Tribe, Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
12.22    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.
12.23    Time of the Essence. Time is of the essence of the Loan Documents.
12.24    Designation as Senior Debt. Borrower hereby irrevocably designates the Obligations as “Designated Senior Indebtedness” and “Designated Senior Secured Indebtedness” as such terms are defined in the Relinquishment Agreement and irrevocably designates the Obligations as “Designated Senior Indebtedness” as such term is defined in the Senior Subordinated Indentures.

12.25    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
12.26    Release of Liens and Guaranty. At any time (i) any Loan Party sells, leases, transfers or otherwise disposes of an asset to the extent not prohibited by the Loan Documents, such asset shall be automatically released from the Lien of the applicable Collateral Document(s), (ii) any Guarantor ceases to be a Subsidiary of Borrower as a result of a transaction not prohibited hereunder, such Guarantor shall automatically be released from its obligations under the Guaranty or (iii) any Subsidiary is designated as an “Unrestricted Subsidiary” hereunder, the assets of such Subsidiary shall be automatically released from the Lien of the applicable Collateral Document(s) and such Subsidiary shall be automatically released from its obligations under the Guaranty. In any such event, the Administrative Agent shall, subject to receiving any requested confirmation from the Lenders pursuant to Section 11.11, take all such actions, including the execution of release instruments, amendments to UCC filings and other instruments, as any Loan Party may reasonably request to evidence such release, all at Borrower’s sole expense.
12.27    Gaming Law Limitations. Notwithstanding any provision in any Loan Document, none of the Creditors shall engage in any of the following: planning, organizing, directing, coordinating, controlling or managing all or any portion of the Tribe’s or Borrower’s or any other Tribal Entity’s gaming operations that are regulated by IGRA (collectively, “Management Activities”), including (but not limited to) with respect to the following:
(a)    the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;
(b)    any employment policies or practices;
(c)    the hours or days of operation;
(d)    any accounting systems or procedures;
(e)    any advertising, promotions or other marketing activities;
(f)    the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;
(g)    the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(h)    budgeting, allocating, or conditioning payments of any Tribal Entity’s operating expenses;
provided, however, that a Creditor will not be in violation of the foregoing restriction solely because such Creditor:
(1)    enforces compliance with any term in any Loan Document that does not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; or
(2)    requires that all or any portion of the revenues securing the Loan and other Obligations be applied to satisfy valid terms of the Loan Documents; or
(3)    otherwise forecloses on all or any portion of the property securing the Obligations.
12.28    Section 81 Compliance. The parties hereto agree that any right, restriction or obligation contained in any Loan Document that “encumbers Indian land” within the meaning of 25 U.S.C. § 81(b) shall not be effective for longer than six years, 364 days unless the Loan Document is an agreement or contract described in 25 U.S.C. § 81(c) or bears the approval of the Secretary of the Interior within the meaning of 25 U.S.C. § 81(b).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
MOHEGAN TRIBAL GAMING AUTHORITY
By: /S/    MITCHELL GROSSINGER ETESS
Name: Mitchell Grossinger Etess
Title: Chief Executive Officer

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (for the limited purpose of joining Articles V and VII, and Sections 12.14 through 12.23, 12.25 and 12.28, as applicable)
By: /S/    BRUCE S. BOZSUM
Name: Bruce S. Bozsum
Title: Chairman of the Tribal Council

WELLS FARGO GAMING CAPITAL, LLC,
as Administrative Agent
By: /S/    MATTHEW L. NELSON
Name: Matthew L. Nelson
Title: President